    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1998
                                                      REGISTRATION NO. 333-41781
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       FRANKLIN TELECOMMUNICATIONS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          3670                          95-3733534
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

     733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361 (805) 373-8688 (ADDRESS AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                FRANK W. PETERS
             733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361
                                 (805) 373-8688
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                             ROBERT J. ZEPFEL, ESQ.
                              HADDAN & ZEPFEL LLP
                        4675 MACARTHUR COURT, SUITE 710
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 752-6100

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this Amendment to Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The combined prospectus contained in this Registration Statement also relates to the Registrant's Registration Statement on Form S-1 (File No. 333-24791).

     THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON ORDER OF THE COMMISSION PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT.

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--------------------------------------------------------------------------------

PROSPECTUS

                                                                          [LOGO]

                                6,740,172 SHARES

                       FRANKLIN TELECOMMUNICATIONS CORP.

                                  COMMON STOCK

     All of the 6,740,172 shares of Common Stock offered hereby are being sold by certain shareholders (the "Selling Shareholders") of Franklin Telecommunications Corp. (the "Company"). Of such shares, up to 3,905,215 shares are issuable upon the exercise of warrants held by certain Selling Shareholders, and up to 1,786,207 shares are issuable upon conversion of shares of the Company's Series C Preferred Stock held by certain Selling Shareholders (the "Convertible Preferred Stock"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders; however, it will receive proceeds from any exercise of the warrants, and an additional amount equal to 30% of the net proceeds received by those Selling Shareholders from the sale of the shares issuable upon exercise of certain of the warrants, to the extent such net proceeds exceed $4.00 per share. See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL.

     The Company designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of IP telephony and Internet access and services to businesses and individuals.

                            ------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
              AND LIMITED LIQUIDITY. SEE "RISK FACTORS" ON PAGE 5.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1998.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet Corp. ("FNet"), the Company is a provider of Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981. Its address is 733 Lakefield Road, Westlake Village, California 91361 and its telephone number is (805) 373-8688.

                                  THE OFFERING

By Selling Shareholders.......   6,740,172 shares of the Company's Common Stock.

Common Stock Outstanding as of
  September 15, 1998..........   19,263,444 shares.

Risk Factors..................   The securities involve a high degree of risk
                                 and limited liquidity. See "Risk Factors."

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the Company's audited and unaudited consolidated financial statements included elsewhere herein.

                                                                 YEARS ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1996           1997          1998
                                                        -----------    ----------    ----------
STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER
  SHARE DATA AND OUTSTANDING SHARES):
Net sales.............................................  $       430         1,735         1,377
Gross profit (loss)...................................         (160)          745           543
Loss from operations..................................       (1,497)       (3,085)       (4,964)
Net loss..............................................       (1,467)       (2,824)       (4,507)
Net loss per common share.............................  $     (0.14)         (.23)         (.29)
Weighted average common shares outstanding............   10,279,281    12,267,991    15,524,556

                                                                        JUNE 30,      JUNE 30,
                                                                          1997          1998
                                                                       ----------    ----------
BALANCE SHEET DATA (IN THOUSANDS):
Total assets..........................................                 $    3,514         8,892
Total liabilities.....................................                 $    1,939         1,856
Accumulated deficit...................................                 $   (8,975)      (13,482)

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should carefully be considered in evaluating an investment in the shares of Common Stock offered hereby.

OPERATING LOSSES

     The Company has incurred operating losses in each of its last three fiscal years, and has an accumulated deficit, as of June 30, 1998, of $13,482,000. The Company's operating losses have resulted from a number of factors, including reduced demand for the Company's legacy hardware products, increasing expenses relating to the development of new hardware products, expenses related to installing the infrastructure for the IP telephony and Internet services business of its majority-owned subsidiary, FNet, and increasing sales and marketing expenses to promote new products and services. During the years ended June 30, 1998 and 1997, the Company's subsidiary, FNet, raised approximately $398,000 and $1,950,000, respectively, in equity financing. Additionally, during the year ended June 30, 1998, the Company received net proceeds of $10,150,000 from private equity financings. See "Business -- Recent Financings." The Company has been dependent on these equity financings to sustain its ongoing operations. Consequently, an investment in the Company is highly speculative and no assurance can be given that purchasers of the shares of Common Stock offered hereby will realize any return on their investment or that purchasers will not lose their entire investment.

ORGANIZATION OF SUBSIDIARY AND POTENTIAL CONFLICTS OF INTEREST; NEW BUSINESS VENTURE

     During 1996 the Company restructured its subsidiary, Franklin Datacom, Inc. from a manufacturer of communications hardware into an Internet service provider and changed its name to FNet Corp. ("FNet"). Subsequently, FNet expanded its services to include IP telephony. The Company has devoted significant resources and management time to the organization and development of FNet. As of June 30, 1998, the Company owned approximately 70% of the common stock of FNet, with the balance owned by members of management, including the Company's CEO, and certain investors. To the extent that FNet issues additional securities, either for cash, in connection with acquisitions or upon the exercise of options, the Company's percentage ownership will be reduced. As of June 30, 1998 there were options to purchase 5,999,000 shares and warrants to purchase 1,722,521 shares of FNet outstanding, constituting approximately 26.6% and 7.7%, respectively, of the outstanding shares. While management believes that the growth of FNet will eventually inure to the benefit of the Company through increased demand for its communications hardware as well as the value of its interest in FNet, it may have an adverse effect on the Company's principal business in the short term due to competing demands on the Company's resources and management. Also, the fact that members of the Company's management, including its CEO, hold a direct interest in FNet may pose conflicts of interest over the long term. FNet is in the nature of a new business venture, with relatively insignificant assets and revenues from operations; accordingly, it can be expected that its future operating results will be subject to many of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, over many of which the Company has no control. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of time and resources into it will be repaid.

DEPENDENCE ON MAJOR CUSTOMERS

     Sales of the Company's communications products are concentrated in a relatively small number of customers, who account for a significant portion of revenues. For the year ended June 30, 1997, the customers accounting for over 10% of revenues were Revco Drug Stores (29%) and Citibank (10%). For the year ended June 30, 1998, the customers accounting for over 10% of revenues were JM Best, Inc. (30%) and Auction Management Solutions (13%). The loss of any of these major customers could have a material adverse effect on the Company. The Company has no ongoing supply contracts with any of these customers.

GENERAL RISKS OF BUSINESS

     Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include technological advances or product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel, and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH

     The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to manage its future growth would have a material adverse effect on the Company. This problem may be exacerbated to the extent the Company continues to acquire additional businesses, as each such business must then be integrated into the Company's operations and systems.

     Demand on the Company's network infrastructure, technical staff and resources may grow rapidly with the Company's expanding customer base, and the Company may occasionally experience difficulties satisfying the demand for its IP telephony and Internet services. If such difficulties were to become widespread, it could adversely impact operations by causing subscribers or potential subscribers to utilize competitive long distance telephone service providers and Internet service providers. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. The Company believes that its ability to provide timely access for customers and adequate customer and technical support largely will depend on its ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer and technical support services would adversely affect the Company's ability to maintain and increase its customer base, and could therefore have a material adverse effect on the Company. See "Dependence on Network Infrastructure and Capacity; System Failure and Security Risks," "Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview" and "Business."

NEED FOR ADDITIONAL CAPITAL

     The proceeds of this offering will be received by the Selling Shareholders. While the Company may receive cash from the exercise of warrants held by certain Selling Shareholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt or other external financing. In any event, it is likely that the Company will attempt to raise additional capital to meet its obligations and to accelerate its growth. There can be no assurance that any additional capital resources which the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing shareholders, and a change in control of the Company may result. The Company believes that existing cash and cash equivalents, cash flow from operations, and cash raised through private placements of securities will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 13 months.

QUARTERLY OPERATING RESULTS

     The Company's operating results may vary significantly due to a variety of factors, including the availability and cost of materials and components, the introduction of new products by the Company or its competitors, the timing of the Company's marketing efforts, pricing pressures, general economic and industry conditions that affect customer demand, and other factors.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend to a significant extent upon the continued service of its founder, Frank W. Peters, the Company's Chief Executive Officer. The Company also will depend on its ability to attract, retain and motivate such additional qualified personnel as may be needed. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires. The Company does not maintain "key man" insurance on any of its employees.

COMPETITION; NEW PRODUCTS AND TECHNOLOGICAL CHANGES

     The data communications and telecommunications industry is extremely competitive. The Company's principal competitors in the manufacture of communications hardware are Telematics, Micom, Memotech Data, Dynatech Corporation, Ascend Communications, Cisco Systems and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future. The field of data communications is also marked by rapid changes in technology, which can cause products to become obsolete over very short time frames.

     The performance of the Company will depend on the success of its existing hardware products and services as well as its ability to develop and market new hardware products and services or enhance its existing hardware products and services to meet changing technology, pricing considerations and other market factors. The Company's business would be adversely affected if the Company were to experience delays in developing new hardware products and services or enhancements to existing hardware products and services or if such hardware products and services or enhancements did not gain market acceptance. There can be no assurance that the Company's existing or future hardware products and services will be successful or profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

     The IP telephony and Internet services market in which the Company's FNet subsidiary operates is extremely competitive, and the Company expects competition in this market to intensify in the future. FNet's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than FNet. FNet competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers such as IDT Corporation, MindSpring Enterprises, Inc., Netcom On-line Communication Services, Inc., PSINet, Earthlink and UUNET;
(ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies such as AT&T Corp., MCI Communications Corporation and Sprint Corporation, Qwest and others; (v) regional Bell operating companies ("RBOCs"); (vi) cable operators such as Comcast Corporation, Tele-Communications, Inc. and Time Warner, Inc.; and (vii) nonprofit or educational Internet Service Providers.

     The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company and FNet. The ability of these competitors or others to bundle services and products with Internet connectivity services could place FNet at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their long distance telephone and Internet access services, reducing the overall cost of telephone and Internet access and significantly increasing pricing pressures on FNet. For example, AT&T has recently expanded its Internet services offerings and formed an IP telephony division. In addition, certain of FNet's online competitors, including America Online, the Microsoft Network and Prodigy, have introduced unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to FNet's monthly flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). As a result, competition for active users of Internet services has intensified. There can be no assurance that FNet will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise.

     The Company has recently entered the Internet telephony business, and plans to sell hardware products and (through FNet) provide telephone service in this new business area. There is no assurance that this new business venture will be successful. The current and prospective competitors in this business include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company and FNet. The Company and FNet compete (or in the future are expected to compete) directly or indirectly with the following categories of companies in the Internet telephony business: (i) PC software providers such as VocalTec, Inter-Tel and ITXC Corp.; (ii) PC to PC telephony product suppliers such as VDONet, Inc. and Netspeak; (iii) Internet telephony hardware product suppliers such as Micom, Cisco Systems, Bay Networks and 3COM; (iv) telecommunications equipment vendors such as Lucent Technologies, Siemens and Nortel; and (v) IP telephony service providers such as Delta Three, Inc., Qwest, Networks Telephony Corp., IDT and Concentric Networks.

DEPENDENCE ON NETWORK INFRASTRUCTURE AND CAPACITY; SYSTEM FAILURE AND SECURITY RISKS

     The future success of FNet's business will depend on the capacity, reliability and security of its network infrastructure. FNet will be required to expand and improve this infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases, and the means by which customers connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or improve its network infrastructure to meet any additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost, if at all.

     Capacity constraints have occurred at many Internet Service Providers, both at the level of particular "points of presence" ("POPs") (affecting only customers attempting to use that particular POP) and in connection with system wide services (such as e-mail and news services, which can affect all customers). From time to time, FNet has experienced delayed delivery from suppliers of new telephone lines, modems, servers and other equipment used by FNet in providing its services. Any severe shortage of new telephone lines, modems, servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if FNet is unable to expand the capacity of its various network, e-mail, World Wide Web and other servers quickly enough to keep pace with demand from the Company's expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if FNet does not maintain sufficient capacity in its network connections, customers will experience a general slowdown of all services on the Internet. Any of these events could cause customers to terminate use of FNet's services. Accordingly, any failure of FNet to expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards, could have a material adverse effect on the Company.

     FNet's operations are dependent on its ability to protect its telecommunications and computer equipment against damage from fire, earthquake, power loss, telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and network hub or at POPs through which customers connect to the Internet could cause interruptions in the services provided by FNet. In addition, failure of FNet's telecommunications providers to provide the data communications capacity required by FNet as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by FNet, which could have a material adverse effect on the Company.

     FNet's network infrastructure may be vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to FNet's customers, as well as corruption of FNet's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of FNet or those of its customers, which may cause losses to FNet or its customers, or deter certain persons from using FNet's services. The Company expects that FNet's customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to FNet's customers, which could have a material adverse effect on the Company. In addition, there can be no assurance that customers or others will not assert claims of liability against FNet or the Company as a result of these events.

     FNet does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunications facilities. Any accident, incident or system failure that causes interruptions in FNet's operations could have a material adverse effect on its ability to provide Internet services to its customers, and, in turn, on the Company.

PROPRIETARY TECHNOLOGY

     The Company's success will depend in part on protecting its proprietary technology. While the Company has patents covering certain of its products, its relies principally on trade secret law, confidentiality agreements and its technical abilities and responsiveness to the demands of customers to protect its proprietary rights. See "Business -- Patents and Trademarks." There can be no assurance that the Company's technology will not be subject to misappropriation or independent third-party development of similar technology.

REGULATORY MATTERS

     Regulations of the Federal Communications Commission (the "FCC") affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premises. The Company currently complies with these regulations and foresees no problem in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunications industry could affect the business of the Company.

     FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the IP telephony market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

     The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company. See "Business -- Government Regulation."

POTENTIAL LIABILITIES ASSOCIATED WITH OPERATING AN INTERNET SERVICE PROVIDER

     The law relating to the liability of Internet Service Providers and online service companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon Internet Service Providers and online services companies are currently pending. Although no such claims have been asserted against FNet to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. As the law in this area develops, the potential imposition of liability upon FNet for information carried on and disseminated through its network could require it to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditure, contesting any such asserted claims or the imposition of liability could have a material adverse effect on FNet.

     Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company.

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS

     FNet relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long distance lines for its IP telephony and Internet service. As such, FNet is subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. Any such disruptions could have a material adverse effect on FNet.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET; NEW AND UNCERTAIN MARKET; CUSTOMER RETENTION

     FNet's future success of its ISP segment of the business is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become more widespread, that extensive Internet content will continue to be developed or that extensive Internet content will continue to be accessible at no or nominal cost. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or of performance improvements. If use of the Internet does not continue to grow, FNet would be materially and adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such potential growth. See "Risks Associated with Management of Potential Growth."

     The sales, marketing and other costs to FNet of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, FNet's long-term success largely depends on its ability to retain its existing customers, while continuing to attract new customers. FNet continues to invest significant resources in its infrastructure and customer and technical support capabilities. However, there can be no assurance that such investment will improve customer retention. Because the Internet services market is new and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible, for FNet to predict future customer retention rates. Moreover, intense competition from competitors, some of whom offer many free hours of services for new customers, have most likely caused, and may continue to cause, some of FNet's customers to switch to a competitor's service. In addition, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors could adversely affect FNet's customer retention rates. Any decline in customer retention rates would have a material adverse effect on FNet.

LIMITED MARKET FOR THE COMMON STOCK

     The Company's Common Stock is traded on the OTC Bulletin Board, but, as of the date of this Prospectus, is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

     Due to the structure of the Company's Series C Preferred Stock (the "Preferred Stock"), recent declines in the market price of the Company's Common Stock have resulted in substantial dilution to holders of the Common Stock. Under the terms of the Company's agreement with the holders of the Preferred Stock, the shares of Preferred Stock are convertible into shares of the Company's Common Stock at the lower of (i) $4.64 per share or (ii) between 80% and 85% of the market price of the Common Stock, depending on the date of conversion, but not below $1.00 per share. From March 25, 1998 (the date the Preferred Stock became convertible into Common Stock) through September 15, 1998, of the 740 shares of Preferred Stock originally issued, 307 shares of Preferred Stock, including accrued dividends, were converted into 1,718,697 shares of Common Stock, resulting in substantial dilution to the common stockholders. Because the number of shares of Common Stock issuable upon conversion of the Preferred Stock is dependent on the market price of the Common Stock, the decline in the share price has caused more shares of Common Stock to be issued upon conversion of the Preferred Stock. Accordingly, more shares of Common Stock have become available for resale under this Registration Statement, which has also had the effect of decreasing the market price. Sales, particularly short selling, of substantial amounts of shares of Common Stock in the public market may adversely affect the prevailing market price of the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES

     The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares. The Company's Common Stock is covered by a Securities and

Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

                                USE OF PROCEEDS

     The Company will not receive the proceeds of sales of shares by the Selling Shareholders. However, if the Selling Shareholders who hold warrants determine to exercise their warrants in order to sell shares hereunder, the Company would receive the proceeds of the exercise of the Warrants. If all of the Warrants were exercised to purchase shares of the Company's Common Stock, the Company would receive net proceeds of $11,213,747, plus an additional amount equal to 30% of the net proceeds of the sale of the shares issued upon exercise of certain of the warrants, to the extent such proceeds exceed $4.00 per share. See "Plan of Distribution -- The Warrants." The Company plans to use any such net proceeds for expanded advertising and marketing, payment of trade accounts payable, and as working capital. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by the Company's operations. To the extent such proceeds are not utilized immediately, they will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through original equipment manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of IP Telephony and Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981.

     Forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations, including statements regarding the Company's entrance into the Internet business, newly introduced products, development of "telephone-to-telephone" service capabilities over the Internet, net sales, gross profit, operating expenses, other income and expenses, liquidity and cash needs and the Company's plans and strategies are all based on current expectations, and the Company assumes no obligation to update this information. Numerous factors could cause actual results to differ from those described in the forward-looking statements. See "Risk Factors."

     The Company has recently re-focused its business from manufacturing primarily LAN and WAN products to providing telecommunications and Internet products and services. Beginning in the year ended June 30, 1997 and continuing in the year ended June 30, 1998, the Company has begun to generate revenues from these new business lines. Sales had been declining for the Company's existing hardware products during the previous years, while the newly developed hardware products and Internet services were not yet ready for market. Initial demand for the Company's D-Mark Channel Bank, Cyclone and Data Voice Gateway hardware product lines have yet to be established.

     FNet is in the nature of a new business venture; accordingly, it can be expected that its future operating results will be subject to many of the risks inherent in establishing a new business enterprise. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of resources into it will be repaid.

     The Company's D-Mark Channel Bank terminates a digital T1 telephone line from the local telephone company and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With the declining cost of T1 digital lines, the Company believes that the D-Mark Channel Bank provides an effective, cost saving solution for companies using 10 or more phones or modems. The Cyclone is an evolution of the D-Mark and includes modems integrated into the PC cards, thus eliminating the need to add external modems for those applications requiring them. The Data Voice Gateway, or DVG, is a further evolution of the D-Mark, which adds the capability of transmitting voice and fax traffic over the Internet and Frame relay circuits.

     Other features of the D-Mark series include FXO and, in the future, Ground Start capabilities for the voice card integrated in the D-Mark systems. FXO allows the D-Mark to extend the functions of a PBX telephone system. Ground Start will allow access to devices (PBX trunk lines, telephones, fax machines, etc.) that operate in this environment, thus expanding the types of devices that the D-Mark systems can utilize. The T-1 card in the D-Mark system is also being improved to add a MVIP interface. The MVIP interface is an open architecture standard interface, which would permit users to customize applications and directly connect third party hardware to the D-Mark systems.

     In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial-up accounts.

     Companies such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K modem technology.

     These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

     As with any new line of business, there can be no assurance that the D-Mark Channel Bank, The Cyclone, DVG and other newly developed communications products will gain widespread market acceptance or be profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

RESULTS OF OPERATIONS

     FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

     Net Sales. Net sales decreased by $358,000, or 21%, from $1,735,000 in the year ended June 30, 1997 to $1,377,000 in the year ended June 30, 1998. The overall decrease is due to reduced demand for wide area network products, partially offset by increased demand for newly introduced hardware products and Internet services. Three customers constituted 49% of total sales for the year ended June 30, 1998. The revenue mix for the year ended June 30, 1998 consisted of 13% wide area network products, including repair services, 43% DVG and D-Mark hardware products, and 44% Internet services.

     Gross Profit. Gross profit decreased as a percentage of net sales to 39% for the year ended June 30, 1998, from a gross profit of 43% of net sales for the corresponding period of 1997. The gross profit percentage decrease can be attributed to decreased sales of higher margin products and a spreading of fixed manufacturing overhead costs over a smaller sales base.

     Operating Expenses. Operating expenses increased by $1,677,000, or 44%, from $3,830,000 in the year ended June 30, 1997 to $5,507,000 in the year ended June 30, 1998. The increase is attributable to increased product development costs for the recently introduced hardware products, costs in developing the IP telephony and Internet services infrastructure, increased sales and marketing efforts, and costs in enhancing the general and administrative infrastructure.

     Other Income (Expense). The gain on extinguishment of debt for both years ended June 30, 1997 and 1998 were one time events and were attributable to renegotiation and reclassification of certain debt. Interest income increased by $250,000, from $-0- in the year ended June 30, 1997 to $250,000 in the year ended June 30, 1998, due primarily to investment of equity funds in interest bearing accounts. Other expense decreased by $6,000, from $6,000 in the year ended June 30, 1997 to $-0- in the year ended June 30, 1998, due to various non-operating items. Other income increased by $26,000, from $-0- in the year ended June 30, 1997 to $26,000 in the year ended June 30, 1998, due to various non-operating items.

     FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996

     Net Sales. Net sales increased by $1,305,000, or 303%, from $430,000 in the year ended June 30, 1996 to $1,735,000 in the year ended June 30, 1997. The overall increase is due to resurgence in demand for wide area network products, initial demand for newly introduced hardware products, and introduction of Internet services. Seven customers constituted 60% of total sales for the year ended June 30, 1997. The increase in sales of wide area network products related to shipments of the ACP 186, an existing communication board used by a significant customer that significantly expanded its operations during the period. Sales of the ACP 186 for the year ended June 30, 1997 were $436,000. The revenue mix for the year ended June 30, 1997 consisted of 68% wide area network products, including repair services, 9% newly introduced D-Mark hardware products, and 23% Internet services.

     Gross Profit (Loss). Gross profit increased as a percentage of net sales to 43% for the year ended June 30, 1997, from a gross loss of 37% of net sales for the corresponding period of 1996. The gross profit percentage increase can be attributed to increased sales of higher margin products and a spreading of fixed manufacturing overhead costs over a larger sales base.

     Operating Expenses. Operating expenses increased by $2,493,000, or 186%, from $1,337,000 in the year ended June 30, 1996 to $3,830,000 in the year ended June 30, 1997. Approximately 64% of the increase is attributable to a one-time write-off of goodwill. The balance is attributable to increased product development costs for the recently introduced hardware products, costs in developing the Internet services infrastructure, increased sales and marketing efforts, and costs in enhancing the general and administrative infrastructure to support higher sales volumes.

     Other Income (Expense). The gain on extinguishment of debt for the year ended June 30, 1997 was a one time event and attributable to the reclassification of certain debt. Interest expense increased by $15,000, or 58%, from $26,000 in the year ended June 30, 1996 to $41,000 in the year ended June 30, 1997, due primarily to an increase in loans from an officer of the Company and assumed lease debt from Internet Passport. Other expense increased by $1,000, or 20%, from $5,000 in the year ended June 30, 1996 to $6,000 in the year ended June 30, 1997, due to various non-operating items.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents and net working capital totaled $5,750,000 and $5,963,000, respectively, as of June 30, 1998. The primary source of cash was net proceeds generated from equity financing. The Company has relied on sales of new shares and the exercise of warrants and options to fund operations for an extended period of time. The Company received $1,007,000, $1,109,000 and $10,150,000 in equity financing, for the years ended June 30, 1996, 1997, and 1998, respectively. Its subsidiary, FNet, raised $1,950,000 for the year ended June 30, 1997 and $398,000 for the year ended June 30, 1998. FNet recently engaged an investment banking firm to seek additional private equity funding for deployment of its planned worldwide IP Telephony network. FNet has continued to experience losses, due to the expansion of infrastructure for the IP telephony and Internet services business. In addition to the equity financing described above, the Company's CEO has deferred portions of his compensation, and has on occasion, converted debt to equity, in order to preserve the Company's cash.

     The Company anticipates that its primary uses of working capital in future periods will be for acquisitions, increases in product development, expansion of its marketing plan, development of new branch offices and funding of increases in accounts receivable. Development of new branch offices may be achievable through acquisitions. Although the Company seeks to use its Common Stock to make acquisitions to the extent possible, many acquisition candidates may require that all or a significant portion of the purchase price be paid in cash.

     The Company believes that existing cash and cash equivalents, cash flow from operations, and cash raised through private placements of securities will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 13 months. The Company regularly evaluates various potential acquisitions, which could require a substantial portion of the net proceeds from any exercise of the warrants. To the extent the Company uses its cash resources for acquisitions, the Company may be required to obtain additional funds, if available, through borrowings or equity financings. There can be no assurance that such capital will be available on acceptable terms. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its growth strategy.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the fiscal years ended June 30, 1996, 1997 and 1998 have been derived from the Company's consolidated financial statements, audited by Singer, Lewak, Greenbaum & Goldstein LLP (1997 and 1998) and Corbin & Wertz (1996), respectively, included elsewhere in this Prospectus, and should be read in conjunction with those consolidated financial statements (including the notes thereto). The selected financial data set forth below for the fiscal years ended June 30, 1994 and 1995 have been derived from the Company's consolidated financial statements, audited by Corbin & Wertz, but which are not included in this Prospectus.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                            YEARS ENDED JUNE 30,
                                            -----------------------------------------------------
                                             1994       1995       1996        1997        1998
                                            ------     ------     -------     -------     -------
Sales..................................     $1,241     $1,481     $   430     $ 1,735     $ 1,377
Cost of sales..........................        516        518         590         990         834
                                            ------     ------     -------     -------     -------
  Gross profit (loss)..................        725        963        (160)        745         543
                                            ------     ------     -------     -------     -------
Operating expenses:
  Research and development expenses....        327        308         320         480       1,612
  Selling, general and administrative
     expenses..........................        871        828         947       1,766       3,895
  Write-off of goodwill................         --         --          70       1,584          --
                                            ------     ------     -------     -------     -------
     Total operating expenses..........      1,198      1,136       1,337       3,830       5,507
                                            ------     ------     -------     -------     -------
Income (loss) from operations..........       (473)      (173)     (1,497)     (3,085)     (4,964)
                                            ------     ------     -------     -------     -------
Other income (expense):
  Interest income......................                                                       250
  Interest expense.....................        (14)       (10)        (26)        (41)        (43)
  Gain on extinguishment of debt.......                                           310         227
  Loss on settlement of litigation.....
  Other................................          4         25          (5)         (6)         26
                                            ------     ------     -------     -------     -------
     Total other income (expense)......        (10)        15         (31)        263         460
                                            ------     ------     -------     -------     -------
Income (loss) before minority interest
  and income taxes.....................       (483)      (158)     (1,528)     (2,822)     (4,504)
Minority interest in loss of
  subsidiary...........................         --         --          63          --          --
                                            ------     ------     -------     -------     -------
Income (loss) before income taxes......       (483)      (158)     (1,465)     (2,822)     (4,504)
Provision for income taxes.............          2          2           2           2           3
                                            ------     ------     -------     -------     -------
Net income (loss)......................     $ (485)    $ (160)    $(1,467)    $(2,824)    $(4,507)
                                            ======     ======     =======     =======     =======
Net income (loss) per common share.....     $(0.08)    $(0.02)    $ (0.14)    $  (.23)    $  (.29)
                                            ======     ======     =======     =======     =======
Weighted average number of shares
  outstanding..........................  5,753,589   6,475,984   10,279,281   12,267,991   15,524,556

BALANCE SHEET DATA (IN THOUSANDS):

                                                             YEARS ENDED JUNE 30,
                                         ------------------------------------------------------------
                                           1994        1995         1996         1997         1998
                                         ---------   ---------   ----------   ----------   ----------
Cash...................................      $  98       $ 135        $ 166       $1,464       $5,750
Working capital (deficit)..............        (15)         98         (206)         809        5,963
Total assets...........................        769         998          712        3,514        8,892
Long-term debt.........................         50         161          238          360          404
Other liabilities......................        543         508          503          183           --
Stockholder's equity (deficiency)......       (549)       (386)        (749)       1,575        7,036

During the year ended June 30, 1994, the Company declared a 1-for-10 reverse stock split. Accordingly, all share and per share information has been retroactively restated to reflect the reverse split. The Company has not declared dividends since its inception.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL. The following table sets forth the range of high and low bid quotation per share for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated. The bid price reflects inter-dealer prices and does not include retail mark-up, markdown, or commission.

                                                              HIGH      LOW
                                                              -----    -----
1995
  First Quarter.............................................  $ .39    $ .32
  Second Quarter............................................   2.25      .98
  Third Quarter.............................................   1.69      .74
  Fourth Quarter............................................    .75      .38
1996
  First Quarter.............................................    .81      .66
  Second Quarter............................................   1.53      .72
  Third Quarter.............................................   2.88      .97
  Fourth Quarter............................................   2.25     1.25
1997
  First Quarter.............................................   5.50     1.81
  Second Quarter............................................   3.75     2.25
  Third Quarter.............................................   3.25     1.56
  Fourth Quarter............................................   9.94     3.88
1998
  First Quarter.............................................   6.69     4.50
  Second Quarter............................................   3.94     2.50
  Third Quarter.............................................   1.09      .72

     The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay any cash dividends in the foreseeable future.

                                    BUSINESS

GENERAL

     Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems, including wide area networks ("WAN"), Local Area Networks ("LAN") and telecommunications equipment. The products are marketed through Original Equipment Manufacturers (OEMs) and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet Corp., the Company is a provider of Internet Protocol ("IP") telephony and Internet access and services to businesses and individuals. FNet also distributes the equipment manufactured by the Company to corporations, including Internet Service Providers.

INDUSTRY BACKGROUND -- COMMUNICATIONS PRODUCTS

     The demand for products that connect and control electronic data processing devices, such as point of sale equipment, personal computers and bank automated teller machines, has increased rapidly due to reductions in the cost of high speed digital communications. The Company's products are designed to address the need of geographically dispersed communications networks such as Computer Telephone Integration (CTI), IP Telephony (IPT), Wide Area Networks (WAN) and Local Area Networks (LAN), for which the Company provides proprietary hardware and software.

     The IPT, WAN and LAN connectivity segments of the communications industry continue to experience rapid growth. Corporations and governmental organizations are increasing the flow of information among their geographically separate facilities. Intelligent workstations (e.g., personal computer and departmental systems) are replacing character oriented (asynchronous) "dumb terminals" as the principal users of the device. These newer devices communicate on a record oriented basis (synchronous mode) which can utilize much faster transmission rates and thus take advantage of modern, high speed telecommunications facilities. The greater popularity of intelligent workstations has increased the demand for flexible and manageable networks that support devices from multiple vendors.

COMMUNICATIONS PRODUCTS

     Wide Area Network Connectivity Products. The Company manufactures three principal connectivity products for wide area networks. The Franklin Branch Node is a fully integrated small T-1 packet/circuit switch/multiplexer with LAN bridge/routing; it is designed for relatively small offices and supports interconnection of data, voice, image LAN and video applications.

     The Multi-Protocol Switching PAD is used to connect host computers and user systems through one international standard X.25 packet switching protocol, and provides sophisticated, real time management using simple, menu-oriented operator functions contained in a Network Control Center ("NCC"). The Company offers a product line of programmable high performance data communication processor circuit boards that support both synchronous and asynchronous modes for a variety of computer architectures. These cards are used in a variety of applications, including network system products, terminal emulators, programmable machine tools, voice response systems, protocol test devices, and load generation tools.

     Local Area Network Connectivity Products. The Franklin UltraFast Hurricane/155 Fast Ethernet Network Card offers high-speed and low-cost connectivity for LAN applications. Also, the Company manufactures the only 155Mbps Fast Ethernet daisy-chainable network card. As the majority of networks today send data packets at 10Mbps or 100Mbps, they require a hub (costing approximately $800) to connect the computers together via their network cards. The UltraFast Hurricane/155 network cards use a patented technology which allows packet sizes of 155Mps to be passed through. The Company believes that competing products, such as Intels 100Mbps cards, are substantially more expensive or provide inferior performance.

     The Hurricane/155 also does not require an expensive hub to network computers together because it is daisy-chainable. This feature can prove to be a significant cost savings for small networks and peer-to-peer environments. For applications such as computer aided design or graphic environments, the Hurricane/155 can function on its own segment of an existing network without interfering with the performance of the LAN. For those environments with large network needs (more than 15 users), the Company also manufactures

8 and 22 port hubs. The cards come in industry standard architectures (ISA, EISA, VESA, and PCI) and easily install into any PC.

     Telephone Interface Equipment & Computer Telephone Integration ("CTI"). The Company's D-Mark Channel Bank terminates a digital T1 telephone line from the local telephone company and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With reductions in the cost of T1 digital lines from the telephone companies, the D-Mark Channel Bank can be an effective method of utilizing analog lines for companies using 16 or more phones or modems. The product offers easy installation, automatic disaster recovery, remote manageability, and high reliability.

     In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial-up accounts.

     Customers such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K modem technology.

     These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. The Company also has under development an ISA bus computer card which combines a V.34 Modem and the functions of the channel bank into one 8 port card, thus lowering the cost of data, not voice, for Internet Service Providers to accept a large number of analog modem subscribers. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

     IP Telephony Products ("IPT"). The recently introduced Data Voice Gateway ("DVG") allows the Company to provide 'telephone to telephone' long distance telephone service over the Internet and frame relay circuits. From the end user's standpoint, there is no hardware or software required, other than a standard telephone. The functional use is similar to using a long distance calling card today. The Company plans to market this platform to corporations and local telephone companies, who wish to integrate the hardware and software in their own systems. For a large multinational corporation, this device will allow them to piggyback their international and national long distance telephone calls over their existing data networks, and virtually eliminate the need for long distance telephone carriers between their offices.

     The Company's majority owned subsidiary, FNet Corp., is in the process of establishing a service organization, including a 'long distance telephone network', utilizing IP telephony hardware and software technology, including the DVG systems manufactured by the Company. FNet plans to implement this network by co-locating the DVG hardware platforms into existing data networks, and offering long distance telephone service worldwide, via the Internet and private frame relay. The use of the Internet and other data networks should be transparent to the end user.

INDUSTRY BACKGROUND -- INTERNET SERVICES

     The Internet is a collection of computer networks linking millions of public and private computers around the world. Historically, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer e-mail. A number of factors, including the proliferation of communication-enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

     The emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The ease and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as to the development of online communities. In addition, the reduced cost of executing transactions over the Internet provides individuals and organizations with a new means to conduct business.

FNET STRATEGY

     Through its subsidiary, FNet, the Company plans to offer international voice, fax, data and video exchange services over private data networks and the Internet. The Company has installed and is operating Internet access and related services through an advanced TCP/IP based and ISDN and SMDS compatible T-1 and frame relay network. The services offered cover one spectrum of low-cost dial-up services to high performance continuous high speed access. In addition to acting as an Internet Service Provider, the Company operates a World Wide Web design and hosting service.

     Through FNet, the Company also plans to offer Internet services to individuals without computers, allowing them to deliver voice and fax messages over the Internet by use of a telephone only. Also, FNet plans to provide voice communication over the Internet from telephone to telephone, without any PC required, with voice quality comparable to current telephone company communications.

     FNet believes that the introduction of additional service offerings can serve not only to expand and maintain its customer base, but also, in certain instances, to enhance revenues. Accordingly, FNet has introduced a variety of services for business consumers, including business Web sites, high-speed ISDN communications capability and frame relay connections, each of which involve a monthly service charge plus set-up fees.

     Each FNet customer is provided a mailbox, or address, from which to send and receive e-mail. E-mail functionality allows customers to exchange an unlimited number of multimedia text, graphics, audio and video messages with other FNet customers as well as with non-FNet Internet users.

     FNet provides space on its Web server for commercial customers to publish their own Web pages. Monthly fees for business Web sites range from $50 to $100, plus one-time setup fees of $50 to $100, depending on whether the site is unsecured or secure.

     FNet offers high-speed ISDN Internet access communication lines on a nationwide basis. ISDN provides a faster, more efficient method for communicating digital data over telephone lines. ISDN speeds are significantly faster than conventional modem speeds (up to 128 Kbps versus up to the current maximum of 33.6 Kbps). The monthly ISDN service charge ranges from $110 to $350, depending on speed and service options. A one-time setup fee ranging from $110 to $350 is also charged.

     FNet also offers frame relay capability. Frame relay enables direct, high-speed continuous connection of an organization's internal local area network to the Internet using dedicated circuits at speeds ranging from 56 Kbps to 1,536 Kbps. This service enables businesses to connect an entire local area network or high-end workstation to the Internet and provides the fastest data transfer rate generally available. Frame relay service fees range from $250 to $1,350 per month depending on access speeds, data throughput and other data transfer metrics. A one-time setup fee ranging from $250 to $1,350 is also charged.

     In addition, FNet offers RF Wireless services. RF Wireless allows businesses to utilize connections at 1,536 Kbps without contracting for T-1 service from local telephone companies. The RF Wireless service connects to FNet via antennas from the customer's site, thus utilizing FNet's high speed network. RF Wireless service fees are $595 per month, with a one-time setup fee of $595 and equipment cost of $3,500.

MARKETING AND DISTRIBUTION OF COMMUNICATIONS PRODUCTS

     The Company maintains a small direct sales force for the marketing of its communications products. It maintains a home page on the World Wide Web and a headquarters-based sales and service office. It also markets its products through direct mail, participation in trade shows, telemarketing, and advertising in trade and technical publications. The Company has expanded the sales and marketing operation through acquisitions and the opening of field offices as well as employing manufacturers representatives.

     The growth of the Internet has spawned a new industry, consisting of the building of infrastructure for Internet Service Providers and offering connections to corporate America as well as private individuals. The Company designs and manufactures products which are basic to the operation of an Internet Service Provider. In addition, these same products are required in the expansion of corporate based private Intranets. Sales to large corporate clients are handled one at a time through telemarketing with in person follow-up sales calls, whereas sales to Internet Service Providers and the communication of the product lines are through advertising in trade journals.

MARKETING OF INTERNET SERVICES

     The market for Internet products and services is varied, including both hardware and software products and related services. Most companies in the industry provide either hardware, software or services. FNet offers both hardware and software specifically designed to provide enhanced Internet accessibility and usage.

     Internet users generally fall into one of two specific market segments, the individual user and the business user. Management of the Company believes that the individual user segment will continue to show rapid growth, with the principal uses being information services, on-line shopping and personal communications. The advent and increasing popularity of home shopping via television programming may also extend to the Internet. The Internet can provide consumers with vastly wider choices from a much greater base of vendors. Many catalogue and mail order companies now utilize electronic catalogues accessible through the Internet.

     The other significant market is the business user. At present, electronic mail is the most common application, utilizing computer-based LAN or WAN communication. The trend for companies with multiple, remote site locations is to link existing WANs utilizing the Internet, in order to minimize direct telephone company charges; this market segment is usually referred to as the Intranet. Internet access provides a fast, inexpensive method of achieving this connectivity. Although currently available technology provides some limited ability for voice communication over the Internet, the quality is poor and communication is generally possible only if users at both ends have PCs with modems and identical software. It is possible that Intranet applications could eventually eliminate the need for resident operating software and massive on-site at a storage facilities for many businesses. Under this scenario, a PC with resident software will no longer be necessary, with access to any desired program available through an inexpensive workstation connected to the Internet. Also, data storage could be centralized in a secure database accessible through the Internet.

     The Company currently markets its Internet services through its home page on the World Wide Web, and other targeted marketing strategies.

COMPETITION

     The data communications industry is extremely competitive. The Company's principal competitors in this market are: Telematics, Micom, Memotech Data, Dynatech Corporation, Cisco Systems, Ascend Communications and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future.

     The Internet services market in which FNet operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers, such as Earthlink, IDT, MindSpring, NETCOM, PSINet and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies, such as

AT&T, MCI and Sprint; (v) regional bell operating companies ("RBOCs"); (vi) cable operators, such as Comcast, TCI and Time Warner; and (vii) nonprofit or educational ISPs.

     The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. Moreover, certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, offer unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to the Company's flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee) for at least some period of time. As a result, competition for active users of Internet services has intensified. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise. See "Risk Factors -- Competition; New Products and Technological Changes."

     The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Also, the Company believes that it has a competitive advantage over most Internet Service Providers because it manufactures much of the equipment necessary to operate an Internet Service Provider, and is able to react quickly to technological changes in the industry.

     The Internet telephony field is a relatively new market, but already includes a number of strong competitors, many of which have significantly greater financial and technological resources than the Company. Competitors include PC software providers, PC telephone product suppliers, telecommunications equipment vendors, and Internet telephony service providers. See "Risk Factors -- Competition; New Products and Technological Changes."

RECENT ACQUISITIONS AND TRANSACTIONS

     During the fiscal year ended June 30, 1996, the Company acquired Alphalink, an Internet Service Provider, for 50,000 shares of Common Stock of the Company valued at $19,760, and Malibu Internet Services, an Internet Service Provider and designer of "home pages" for the World Wide Web, for 60,000 shares of Common Stock of the Company and 50,000 shares of the Common Stock of FNet, valued, in the aggregate, at $55,020.

     In December 1996 the Company acquired Number One Internet Service, a company offering high speed wireless, frame relay and ATM Internet services. The services offered by Number One Internet Service have been integrated with the services of FNet, and are offered to FNet customers seeking high speed Internet service and sophisticated applications. In connection with the acquisition, the owners of Number One Internet Service received 40,000 shares of the Company's Common Stock and options to purchase an additional 10,000 shares at an exercise price of $1.25 per share, exercisable in January 1998. In addition, they received 20,000 newly-issued shares of FNet and options to purchase an additional 80,000 shares of FNet, exercisable over a four year period. The securities issued were valued at $89,780.

     In February 1997 the Company acquired Internet Passport, a company offering high end Internet services for business customers, including a system for alternate delivery Internet service using satellite technology for transfer of large files. Internet Passport was organized in 1996, and has had limited operations to date. In connection with the acquisition, the Company issued 600,000 shares of its Common Stock, and assumed certain obligations, with a net value of $1,700,789. During the year ended June 30, 1998, 160,000 shares of the Company's common stock at a value of $650,000, were returned to the Company, as provided under contract, thus reducing the initial purchase value.

     In February 1997 the Company acquired the shares of CPR Computer Repair, Inc., a service company specializing in the repair of computers and printers, for 25,000 shares of the Company's Common Stock and assumption of certain obligations, valued at $69,425. The Company sold the shares of CPR Computer Repair Inc. in June of 1997.

     In May 1997 the Company's subsidiary, FNet, entered into a licensing and joint development agreement with Peak Technologies, Inc. ("Peak"), by which Peak granted FNet a license to use Peak's Java-based PeakJet Internet browser accelerator in FNet's Internet service. Under the agreement, FNet issued 50,000 shares of its Common Stock to Peak.

ASSEMBLY AND MANUFACTURING OPERATIONS

     The Company's manufacturing facility is located in Westlake Village, California. Assembly of the Company's products is ordinarily contracted out to local circuit board assembly contractors, with final systems tests completed at the Company's facility. The Company's manufacturing operations consist primarily of procurement, inspection and testing of components, final assembly of subsystems, and extensive testing of finished products. The Company procures substantially all of its parts from outside suppliers. The Company is currently able to obtain parts without difficulty and at competitive prices. However, in common with others in the electronics industry, the Company has in the past paid premium prices to obtain components that are in short supply. There can be no assurance that shortages will not occur in the future which could significantly increase the cost or delay the shipment of the Company's products. This could adversely affect its sales or profitability.

FACILITIES

     The Company occupies two leased facilities in Westlake Village, California. One of the facilities houses sales, engineering, administrative and Internet services. The facility is 8,000 square feet, with a lease rate of $8,634 per month, expiring in November 1998. The lease for this facility is renewable on a year-to-year basis at the option of the Company. The Company plans to renew this lease. The other facility houses the manufacturing and inventory warehouse. This facility is 4,000 square feet, with a lease rate of $3,982 per month, expiring in March, 1999, and has a one year option on renewal. The Company's subsidiary, FNet, has a sublease arrangement for a 960 square foot facility at the rate of $1,392 per month, expiring in January 1999.

PATENTS AND TRADEMARKS

     The Company has been granted two U.S. patents for hardware designs in the LAN field, one of which expires in 2009 and the other expires in 2006. The Company also has copyrighted over 300 software programs and 20 hardware designs. While the Company vigorously defends its patents and other intellectual property, it protects its proprietary technology through the filing of patent applications and copyright notifications, and by seeking employee and business nondisclosure agreements. The Company believes that the success of its business depends primarily on its technical innovations, marketing abilities and responsiveness to customer requirements, rather than on patents, trade secrets, copyrights and other intellectual property rights. The Company enters into confidentiality agreements with its key employees. In addition, all suppliers, distributors, licensees, and other business contacts who have access to the Company's proprietary technology are required to sign confidentiality agreements. However, there can be no assurance that the Company's efforts to protect its proprietary rights will be successful in preventing misappropriation or that those rights will provide the Company with a competitive advantage. There can be no assurance that others will not develop products or technology that are equivalent or superior to those of the Company, or that the confidentiality agreements and internal safeguards upon which the Company relies will be adequate to protect its interests. Nevertheless, the

Company has a policy of seeking to protect its intellectual property through patents, confidential disclosure agreements and trade secrets.

     The laws of some foreign countries in which the Company sells or may sell its products do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States.

BACKLOG

     At June 30, 1998 and 1997, the Company did not have any backlog of orders. Since the Company ordinarily fills orders for its communications products in less than 30 days, backlog is not a significant factor in the Company's business.

RESEARCH AND DEVELOPMENT

     The Company is engaged in ongoing efforts to develop and improve its products, adapt its products for new applications and design and engineer new products. During the fiscal years ended June 30, 1998 and 1997, the Company's research and product development expenses were approximately $1,612,000 and $480,000, respectively.

     The Company expects that its ability to compete effectively in the communications products marketplace will depend substantially upon achieving greater speed and flexibility in the Company's products and upon reducing the cost of the Company's systems. There can be no assurance that the Company will be able to do so or that the Company's competitors will not develop products that are less expensive or otherwise superior to those of the Company.

     The Company's internal research and product development efforts are focused primarily on improving the performance and cost-effectiveness of the Company's systems through better configurations of system components and developing new product applications. The Company also has depended upon certain key suppliers to provide product components in accordance with the Company's specifications. The Company continues to be engaged with certain of its component suppliers, independent consultants and other third parties in seeking improvements in the Company's products.

GOVERNMENT REGULATION

     Regulations of the Federal Communications Commission affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premise. The Company currently complies with these regulations and foresees no difficulties in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunication industry could affect the business of the Company.

     FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the Internet telephone market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

     The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     On July 28, 1997 the Company was named as a defendant in an action brought by AT&T Corp. ("AT&T") against Connect America, a reseller of "800" number service, its officers and affiliates, and several Internet Service Providers, including the Company. The action was brought in the U.S. District Court for the Central District of California. In general, the complaint alleges that Connect America and its officers fraudulently acquired 800 numbers from AT&T, failed to pay for them, and resold them to the Company and the other Internet Service Providers on a "flat rate" basis, notwithstanding the fact that AT&T's charges for 800 service are typically based on time utilized. The claims against the Company and the other Internet Service Providers are based on unjust enrichment, on the theory that the Company and the other Internet Service Providers knew or should have known that flat rate 800 service was unavailable. In addition to injunctive relief against Connect America and its officers, the complaint seeks damages of $7.4 million, punitive damages and attorneys' fees. The Company has filed an answer to the complaint denying the material allegations thereof, and plans to vigorously contest the action. There can be no assurance that the Company will be successful in its defense of the action. Because of the large amount sought in the complaint, an adverse outcome would have a material adverse effect on the Company's financial condition.

EMPLOYEES

     As of June 30, 1998, the Company had 41 full time employees, including employees of all subsidiaries. The Company's employees have never been covered by a collective bargaining agreement. The Company has never experienced any work stoppages, slowdowns, or other serious labor problems and considers its relations with its employees to be excellent.

RECENT FINANCINGS

     During September, October and November of 1997 the Company completed private financings with net proceeds of $7,807,000. The financings included the issuance by the Company of 333,333 shares of Common Stock and warrants to purchase an additional 333,333 shares of Common Stock, at an exercise price of $5.00 per share. In addition, the Company issued 740 shares of Series C Preferred Stock at a purchase price of $10,000 per share, which shares are convertible into shares of Common Stock at a conversion price of $4.64 per share, subject to certain adjustments relating to the market price of the underlying Common Stock. In connection with the issuance of the Series C Preferred Stock, the Company also issued warrants which are exercisable to purchase shares of Common Stock of the Company's subsidiary, FNet, and which may, under certain circumstances, be exercisable to acquire shares of Common Stock of the Company at an exercise price of $4.64.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and executive officers of the Company are as follows:

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Frank W. Peters......................  60     Chief Executive Officer and Chairman of the
                                              Board
Peter S. Buswell.....................  50     President and a Director
Robert S. Harp.......................  62     Director
Thomas Russell.......................  46     Chief Financial Officer and a Director

     Mr. Peters has been the Chief Executive Officer of the Company since its organization in 1981. Between 1975 and 1984 he was also President of Franklin Data Systems and Franklin Systems Corporation, predecessors to the Company. From 1973 to 1975, he was Vice President of Jacquard Systems Corporation, a computer hardware and word processing software development marketer. Between 1965 and 1973 he held various marketing and sales positions with IBM.

     Mr. Buswell has been the President of the Company since June 1998. Between 1996 and 1998, he was President of Xantel Corp. and Chief Marketing Officer for TAA, a software developer engaged in the development of enterprise wide mixed media messaging systems. During the 1980s he was manager of Strategic Planning for the Communications Systems Group of Exxon Enterprises, the venture capital unit of Exxon. He has also served as Director of Product Line Management at ITT and as Manager of Program Development at Datapoint. Mr. Buswell has been a director of the Company since 1996. He also served as a Vice President of the Company during the 1980's.

     Dr. Harp has been Chairman of Quesant Instruments, a manufacturer of scanning probe microscopes, since 1992. Between 1987 and 1992 he was Chairman of Vertek, a manufacturer of PC peripheral devices. He is also a founder of Vector Graphic, Inc. Dr. Harp has been a director of the Company since 1996.

     Mr. Russell has been the Chief Financial Officer and a director of the Company since 1996. He also served as its Chief Financial Officer between 1988 and 1990. Between 1990 and 1996 Mr. Russell owned and operated Russell Industries, a manufacturer's representative and distribution firm. Prior to that time Mr. Russell was a partner at Sorenson, Russell & Company, a public accounting firm, and was employed by Peat Marwick. Mr. Russell is a certified public accountant.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid or accrued by the Company during the years ended June 30, 1997 and June 30, 1998 to its CEO, President and Chief Financial Officer (the "Named Executive Officers").

                                               ANNUAL COMPENSATION
                NAME AND                  -----------------------------     ALL OTHER
           PRINCIPAL POSITION             YEAR     SALARY       BONUS      COMPENSATION
           ------------------             ----    --------     --------    ------------
Frank W. Peters, CEO....................  1997    $291,556(1)  $100,000        -0-
                                          1998    $309,048(1)       -0-        -0-
Peter Buswell, President(3).............  1997         -0-          -0-        -0-
                                          1998    $ 16,298          -0-        -0-
Thomas Russell, Chief Financial
  Officer(2)............................  1997    $ 60,208     $ 10,000        -0-
                                          1998    $109,167     $  5,000        -0-

---------------
(1) Portions of these amounts were deferred. See "Transactions with Management," below.

(2) Mr. Russell was employed by the Company beginning in October 1996.

(3) Mr. Buswell was employed by the Company beginning in June 1998.

     Except as disclosed above, no compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, were paid by the Company during the years ended June 30, 1997 and 1998 to any of the Named Executive Officers.

STOCK OPTIONS

     The Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), authorizes the granting of options to employees that are intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986 ("Incentive Stock Options"), as well as stock options that are not intended to so qualify ("Nonstatutory Options"), which may be granted to officers, directors, employees, consultants, and others expected to provide significant services to the Company or its subsidiaries. The 1986 Plan, which is administered by the Board of Directors, currently covers an aggregate of 700,000 shares. The maximum term of a stock option granted under the 1986 Plan is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company's stock, the maximum term is five years. If an option granted expires or terminates, the shares subject to the unexercised portion of that option will become available for the grant of future options under the 1986 Plan. If an optionee terminates his or her service to the Company, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within three months, although the Board of Directors may set a longer period for exercise of stock options. The 1986 Plan may be amended at any time by the Board of Directors, although certain amendments would require shareholder approval.

     The exercise price of Incentive Stock Options granted under the 1986 Plan must be at least equal to the fair market value of the stock subject to the option on the date of grant, except that the exercise price of an Incentive Stock Option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the stock subject to the option on the date of grant. The exercise price of Nonstatutory Stock Options granted under the 1986 Plan must be at least equal to 85% of the fair market value of the stock subject to the option on the date of the grant. Payment of the exercise price may be made in cash, promissory notes or other consideration as determined by the Board of Directors.

     The Company has also adopted a 1988 Stock Option Plan on substantially similar terms as the 1986 Plan. The 1988 Plan covers 300,000 shares. In 1994 the Company adopted an Incentive Stock Option Plan, providing for the grant of incentive stock options to purchase up to 600,000 shares on substantially the same terms as the incentive stock options under the 1986 Plan. In 1995 the Company adopted its 1994 Nonstatutory Stock Option Plan, which provides for the grant of nonstatutory options to purchase up to 1,400,000 shares on substantially the same terms as the Nonstatutory Options under the 1986 Plan.

     During the year ended June 30, 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting of options to purchase up to 2,000,000 shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

     The following table sets forth information with respect to ownership of options and option values as of June 30, 1998 with respect to the Named Executive Officers. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                                                    OPTION VALUES AS OF JUNE 30, 1998
                                          ------------------------------------------------------
                                            NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                 OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                JUNE 30, 1998              JUNE 30, 1998(1)
                  NAME                    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                  ----                    -------------------------    -------------------------
Frank W. Peters.........................        1,550,000(2)/-0-             $2,970,000(2)/-0-
Peter Buswell...........................             -0-/400,000                   -0-/$95,000
Thomas Russell..........................             -0-/200,000                       -0-/-0-

---------------
(1) Assumes that a share of Common Stock was valued at $2.56 per share on June 30, 1998. Amounts reflected are based on this assumed price minus the exercise price and do not indicate that shares were sold.

(2) Does not include shares issuable upon conversion of convertible notes. See "Transactions with Management," below.

     Option Grants During the Years Ended June 30, 1997 and 1998. The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the twelve months ended June 30, 1997 and 1998:

                                           NUMBER OF       % OF TOTAL
                                           SECURITIES       OPTIONS
                                           UNDERLYING      GRANTED TO
                                            OPTIONS        EMPLOYEES
              NAME                 YEAR     GRANTED      IN FISCAL YEAR    EXERCISE PRICE    EXERCISE DATE
              ----                 ----    ----------    --------------    --------------    -------------
Frank W. Peters..................  1997     500,000            40%             $1.31          12/13/96
Frank W. Peters..................  1998         -0-             0%
Peter Buswell....................  1997      50,000             4%             $1.31          12/13/96
Peter Buswell....................  1998     350,000            32%             $2.59          Various
Thomas Russell...................  1997     100,000             8%             $1.31          12/13/96
Thomas Russell...................  1998     200,000            18%             $2.69          Various

     Employment Arrangements. The Company's CEO is employed pursuant to a six year Employment Agreement, effective January 1, 1998. The Employment Agreement provides for compensation at the rate of $27,000 per month, with annual increases of 6%. The Company's President is employed pursuant to a two year Employment Agreement, commencing within June 1998. The Employment Agreement provides for compensation at the rate of $18,750 per month, with annual increases of 6%. The Company's Chief Financial Officer is employed pursuant to Employment Agreement for a three year period, commencing on September 2, 1997, providing monthly compensation at the rate of $10,000 per month.

TRANSACTIONS WITH MANAGEMENT

     During the year ended June 30, 1996, the Company issued notes for an aggregate of $217,000 payable to its CEO, Frank W. Peters, in lieu of compensation, included in the table above. These notes bear interest at the rate of 9% per annum and are due and payable as follows: $12,000 due on August 20, 1995, $65,000 due on August 20, 1997, and $140,000 due on January 5, 1999. Mr.
Peters has waived any defaults or penalties with respect to the unpaid portions of these notes. The $140,000 note is convertible into shares of the Company's Common Stock at a conversion price of $.10 per share.

     During the year ended June 30, 1995, the Company issued 2,000,000 shares to its CEO, Frank W. Peters, upon exercise of options previously granted. The exercise price was paid by the cancellation of notes in the amount of $92,000 and accrued interest in the amount of $42,000.

     During the year ended June 30, 1996, the Company transferred 4,200,000 of its shares of FNet to its CEO, Frank W. Peters, and to Colin Patterson, who was a director of the Company at the time, in cancellation of notes payable and for consulting services. Management of the Company valued the FNet shares at $.015 per share, based upon the book value of FNet at the time of the transaction. The issuance of these shares caused the Company's ownership percentage of FNet to decrease from 100% to 79% as of June 30, 1996.

     During the year ended June 30, 1996, the Company deferred payment of $117,000 in compensation, included in the table above, to its CEO, Frank W. Peters, with his permission, for an undetermined time period.

     On September 20, 1995, the Company issued a promissory note for $100,000, bearing interest at the rate of 8%, to its CEO, in lieu of bonus compensation, included in the table above, for attaining certain corporate objectives. The note is payable in twenty four equal monthly installments of $4,523. No payments have been made to date on this Note, and the President has waived the default provisions.

     On September 20, 1996, the Company issued a $100,000 promissory note to its CEO in exchange for services rendered in fiscal 1997. No compensation expense was recorded in fiscal 1996 relating to this note. Bonus compensation expense of $100,000 will be recorded in connection therewith in fiscal 1997. The note bears interest at 8% per annum, and is payable in thirty-six equal monthly installments of $3,134.

     On December 13, 1996, the Company granted an option to purchase 1,000,000 shares of its Common Stock at an exercise price of $1.31 per share, the market price as of December 13, 1996. The options were granted to key management employees for achievement of certain goals. The options are all currently exercisable. Of the options, 500,000 were granted to the Company's CEO, Frank W. Peters, and 100,000 were granted to its Chief Financial Officer, Thomas Russell.

     During the year ended June 30, 1997, the Company deferred payment of $112,000 in compensation, included in the table above, to its CEO, with his permission, for an undetermined time period.

     As of June 30, 1997, the deferred compensation of $117,000 and $112,000 was converted into two promissory notes. One half of the principal balance of the notes is convertible into shares of the Company's Common Stock at a conversion rate of 50% of the fair market value of the Common Stock at the date of conversion.

     On October 7, 1997, the Company's CEO exercised an option to convert a note for $133,000 into 1,333,695 shares of the Company's Common stock at the exercise price of $.10 per share.

     On October 14, 1997, the Company's CEO exercised an option to purchase 300,000 shares of the Company's Common stock at the exercise price of $.10 per share.

     On November 3, 1997, the Company's Chief Financial Officer exercised options to purchase 150,000 shares of the Company's Common stock at exercise prices ranging from $.69 to $1.31.

     On May 11, 1998, the Company's Chief Financial Officer exercised options to purchase 100,000 shares of the Company's Common stock at an exercise price of $.69 per share.

     As of June 30, 1998, the deferred compensation of $129,000 for the CEO was converted into a promissory note. One half of the principal balance of the note is convertible into shares of the Company's Common Stock at a conversion rate of 50% of the fair market value of the Common Stock at the date of conversion.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, each person has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                              SHARES BENEFICIALLY OWNED
                                                                (INCLUDES EXERCISABLE
                                                                       OPTIONS)
                                                              --------------------------
                      NAME AND ADDRESS                          NUMBER          PERCENT
                      ----------------                        -----------      ---------
Frank W. Peters.............................................   4,755,893(1)        26%
  733 Lakefield Road
  Westlake Village, CA 91361
Peter S. Buswell............................................      75,000           .4%
  733 Lakefield Road
  Westlake Village, CA 91361
Robert S. Harp..............................................         -0-          -0-
  733 Lakefield Road
  Westlake Village, CA 91361
Thomas Russell..............................................     148,000           .8%
  733 Lakefield Road
  Westlake Village, CA 91361
All directors and executive officers of the Company as a
  group
  (5 persons)...............................................   4,978,893           27%

---------------
(1) Does not include shares issuable upon conversion of 50% of the balance of notes totalling $229,000 into shares at 50% of market value.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 25, 1997 by each Selling Shareholder, the number of shares to be sold by each and the percentage ownership of each Selling Shareholder after the sale of the Shares included in this Registration Statement (including exercise of all warrants underlying shares in this table and conversion of all Convertible Preferred Stock underlying shares included in this table). Under certain circumstances the number of shares issuable upon conversion of the Convertible Preferred Stock and the number of shares issuable upon exercise of warrants may be increased due to adjustments in the conversion price or the exercise price, as the case may be, and pursuant to penalty provisions, designed to protect the holders against dilution and against decreases in the market price of the underlying Common Stock. In such event, the number of shares to be sold by the Selling Shareholders and covered by the Registration Statement of which this Prospectus is a part is increased appropriately pursuant to Rule 416 under the Securities Act of 1933, as amended.

                                                                     SHARES
                                                                      TO BE       SHARES BENEFICIALLY
                                      SHARES BENEFICIALLY OWNED       SOLD        OWNED AFTER OFFERING
                                      --------------------------    ---------     --------------------
                NAME                    NUMBER          PERCENT      NUMBER        NUMBER      PERCENT
                ----                  -----------      ---------    ---------     ---------    -------
M.H. Meyerson & Co., Inc............     595,000          2.7%        595,000           -0-      -0-
Wilson Davis........................      30,000          0.1%         30,000           -0-      -0-
Sam Wilson..........................      50,000          0.2%         50,000           -0-      -0-
Paul Davis..........................      60,000          0.3%         50,000        10,000        *
Lyle Davis..........................     120,000          0.5%         60,000        60,000     0.3%
Byron Barkley.......................      40,000          0.2%         40,000           -0-      -0-
Bollard Investment Co...............      80,000          0.3%         40,000        40,000     0.2%
Bruce Whaley........................      40,000          0.2%         40,000           -0-      -0-
E. Bryan Bagley.....................      40,000          0.2%         40,000           -0-      -0-
Joe Fisher..........................     132,000          0.6%        110,000        22,000     0.1%
Gary Nelson.........................     128,000          0.6%         64,000        64,000     0.3%
Gary Nelson Transcorp C/F...........      11,000            *          11,000           -0-      -0-
Raleigh Baughman....................      87,300          0.4%         50,000        37,300     0.2%
Blair Holder........................     135,000          0.6%         50,000        85,000     0.4%
Vince Clements......................     100,000          0.5%         50,000        50,000     0.2%
Terry Widner........................     135,175          0.6%         50,000        85,175     0.4%
Mike Peters.........................     498,568          2.2%        190,000       308,568     1.4%
Delaware Charter Guaranty & Trust
  Co., FBO Ronald Heller............     303,000          1.4%        303,000           -0-      -0-
Delaware Charter Guaranty & Trust
  Co., FBO David Nagelberg..........     303,000          1.4%        303,000           -0-      -0-
Martan & Co.........................     146,000          0.7%        146,000           -0-      -0-
Michael and Linda Silvestri.........      28,000          0.1%         28,000           -0-      -0-
Jeffrey Barber......................      14,000          0.1%         14,000           -0-      -0-
Joel Marcus.........................      12,000          0.1%         12,000           -0-      -0-
Rocco Vezza.........................      12,000          0.1%         12,000           -0-      -0-
Joanne Gioia........................      12,000          0.1%         12,000           -0-      -0-
Joseph Schmidt......................      10,000            *          10,000           -0-      -0-
Eileen Rouse........................      60,000          0.3%         10,000        50,000     0.2%
Kevin Charos........................      10,000            *          10,000           -0-      -0-
Marcia Joedicker....................      20,000          0.1%         20,000           -0-      -0-
Frederick I. Camerer................     161,647          0.7%         17,500       144,147     0.7%
Paul Sper...........................      60,000          0.3%         60,000           -0-      -0-

                                                                     SHARES
                                                                      TO BE       SHARES BENEFICIALLY
                                      SHARES BENEFICIALLY OWNED       SOLD        OWNED AFTER OFFERING
                                      --------------------------    ---------     --------------------
                NAME                    NUMBER          PERCENT      NUMBER        NUMBER      PERCENT
                ----                  -----------      ---------    ---------     ---------    -------
Sparrow Marcioni....................     440,000          2.0%        300,000       140,000     0.6%
Mark Milhollan......................      12,000          0.1%         12,000           -0-      -0-
Neil Wyenn..........................      25,000          0.1%         25,000           -0-      -0-
Dianne Oliver.......................      10,000            *           8,000         2,000        *
Peter Buswell.......................      30,000          0.1%         30,000           -0-      -0-
John Calderwood.....................       6,250            *           6,250           -0-      -0-
Kristin Peters......................     138,127          0.6%         10,000       128,127     0.6%
Terry Lee...........................      20,000          0.1%         20,000           -0-      -0-
Steve Sullivan......................      20,000          0.1%         20,000           -0-      -0-
Garry Fredericksen..................     190,000          0.9%        190,000           -0-      -0-
Larry Kupferberg....................       2,500            *           2,500           -0-      -0-
Jacqueline Knapp....................       2,500            *           2,500           -0-      -0-
The Matthew Fund, N.V...............      83,483(1)       0.4%         84,483(1)        -0-      -0-
                                          75,431(2)       0.3%         75,431(2)        -0-      -0-
Ellis AG............................      24,138(1)       0.1%         24,138(1)        -0-      -0-
                                          21,552(2)       0.1%         21,552(2)        -0-      -0-
Triton Capital Investments, Ltd.....      84,483(1)       0.4%         84,483(1)        -0-      -0-
                                          75,431(2)       0.3%         75,431(2)        -0-      -0-
JMG Capital Partners, L.P...........      84,483(1)       0.4%         84,483(1)        -0-      -0-
                                          75,431(2)       0.3%         75,431(2)        -0-      -0-
Banque Edouard Constant S.A.........     120,690(1)       0.5%        120,690(1)        -0-      -0-
                                         107,759(2)       0.5%        107,759(2)        -0-      -0-
Lakeshore International, Ltd........     362,069(1)       1.6%        362,069(1)        -0-      -0-
                                         323,276(2)       1.5%        323,276(2)        -0-      -0-
Elara Ltd...........................     362,069(1)       1.6%        362,069(1)        -0-      -0-
                                         323,276(2)       1.5%        323,276(2)        -0-      -0-
Banque Franck S.A...................     181,034(1)       0.8%        181,034(1)        -0-      -0-
                                         161,639(2)       0.7%        161,639(2)        -0-      -0-
JNC Opportunity Fund Ltd.(4)........     482,758(1)       2.2%        482,758(1)        -0-      -0-
                                         431,034(2)       2.0%        431,034(2)        -0-      -0-
Swartz Family Partnership, L.P......      58,000(3)       0.3%         58,000(3)        -0-      -0-
Kendrick Family Partnership, L.P....      58,000(3)       0.3%         58,000(3)        -0-      -0-
Frank Mauro.........................      58,000(3)       0.3%         58,000(3)        -0-      -0-
John M. Harris......................      17,600(3)       0.1%         17,600(3)        -0-      -0-
Carlton M. Johnson, Jr..............       6,000(3)         *           6,000(3)        -0-      -0-
Davis C. Holden.....................       5,000(3)         *           5,000(3)        -0-      -0-
P. Bradford Hathorn.................      10,000(3)         *          10,000(3)        -0-      -0-
Charles M. Whiteman.................      10,000(3)         *          10,000(3)        -0-      -0-
Michael E. Stough...................       4,000(3)         *           4,000(3)        -0-      -0-
H. Nelson Logan.....................       4,000(3)         *           4,000(3)        -0-      -0-
David Kern Peteler..................      16,786(3)       0.1%         16,786(3)        -0-      -0-
Stephanie E. Flamm..................       4,000(3)         *           4,000(3)        -0-      -0-
Dwight D. Bronnum...................       2,000(3)         *           2,000(3)        -0-      -0-
Robert L. Hopkins...................       2,000(3)         *           2,000(3)        -0-      -0-
                                       ---------          ---       ---------     ---------      ---
          Total.....................   7,966,489           37%      6,740,172     1,226,317     5.5%
                                       =========          ===       =========     =========      ===

---------------
 *  Less than .1%

(1) Common Stock issuable upon conversion of Series C Preferred Stock.

(2) Common Stock conditionally issuable upon exercise of warrants. These warrants are primarily exercisable to purchase shares of Common Stock of FNet Corp., a subsidiary of the Company. However, if FNet has not completed a public offering by September 30, 1998, the holder may elect to convert the warrants into warrants to purchase shares of the Company's Common Stock.

(3) Common Stock issuable upon exercise of warrants. 50% of the warrants are primarily exercisable to purchase shares of Common Stock of FNet Corp., a subsidiary of the Company. However if, FNet has not completed a public offering by September 30, 1998, the holder may elect to convert the warrants into warrants to purchase shares of the Company's Common Stock. The remaining 50% are exercisable only to purchase shares of the Company's Common Stock.

(4) JNC Opportunity Fund Ltd. has agreed to restrict its ability to convert its Convertible Preferred Stock and exercise Warrants to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

                              PLAN OF DISTRIBUTION

SALES BY SERIES C SELLING SHAREHOLDERS

     Of the Shares covered by this Prospectus, up to 3,636,422 are issuable to the purchasers of shares of the Company's Series C Preferred Stock and associated warrants (which persons, along with their pledgees, donees, transferees and other successors-in-interest, are referred to herein as the "Series C Selling Shareholders") upon conversion or exercise thereof, as the case may be. Of such warrants, 1,755,522 are primarily exercisable to purchase shares of Common Stock of FNet Corp., a subsidiary of the Company; however, if FNet Corp. fails to complete a public offering by September 30, 1998, then the holders of these warrants have the option to convert them into warrants to purchase Common Stock of the Company. If so converted, the exercise price is $4.64 per share, subject to certain adjustments.

     The Series C Selling Shareholders have informed the Company that they (and their pledgees, donees, transferees and other successors-in-interest) intend to sell the shares of Common Stock offered by them hereby, from time to time in transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The shares of Common Stock offered hereby may be sold by the Series C Selling Shareholders, their pledgees, donees, transferees and other successors in interest by any one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(e) short sales, including short sales against the box, and (f) a combination of the foregoing. Broker-dealers who acquire shares offered hereby as principal may thereafter resell such shares from time to time under this Prospectus in transactions including those described above.

     From time to time the Series C Selling Shareholders may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares offered in this Prospectus in connection therewith or in settlement of securities loans. If the Series C Selling Shareholders engage in such transactions, the market price of the Common Stock (and, accordingly, the conversion price of the Series C Preferred Stock) could be affected. See "Risk Factors -- Shares Eligible for Future Sale; Dilution." From time to time the Series C Selling Shareholders may pledge the shares offered by them hereby pursuant to the margin provisions of its customer agreements with brokers. Upon a default by the Series C Selling Shareholders, the broker may offer and sell the pledged shares from time to time under this Prospectus.

SALES BY OTHER SELLING SHAREHOLDERS

     Of the shares covered by this Prospectus, 2,055,000 are issuable upon the exercise of certain warrants to purchase Common Stock of the Company issued in connection with a private placement of shares and warrants by the Company that occurred between May 1995 and February 1996. The initial exercise prices of these warrants were between $1.25 and $1.35 per share.

     The Selling Shareholders (other than the Series C Selling Shareholders) have informed the Company that they intend to sell the shares of Common Stock offered by them hereby, from time to time in transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Such other Selling Shareholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.

     In consideration for registering the Common Stock issuable upon exercise of these warrants, the holders of these warrants have agreed to pay the Company an additional exercise price equal to 30% of the net proceeds of the sale of the shares issued upon exercise of these warrants, to the extent such net proceeds exceed $4.00 per share. Also, the largest holder of these warrants, M.H. Meyerson & Co., Inc., has agreed to reimburse the Company for up to $70,000 in legal and accounting fees incurred in connection with such registration.

GENERAL

     Each Selling Shareholder will bear all expenses with respect to the offering of shares by him, except that the Company will pay the costs associated with registering the shares under the Act and preparing the Prospectus, subject to the reimbursement described above. All sales by Selling Shareholders will be effected through delivery of a copy of this Prospectus as it may be amended or supplemented from time to time in accordance with the provisions of the Securities Act of 1933 (the "Act") and the rules and regulations promulgated by the Commission thereunder. If necessary, the Prospectus will be amended by the filing of a supplement or post-effective amendment to describe any material changes in the stated plan of distribution. The Selling Shareholders, and any intermediaries, including broker-dealers through whom their shares are sold, may be deemed "underwriters" within the meaning of the Act of the shares to be sold by them in connection with this offering. The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act. The Company and some of the Selling Shareholders have agreed to indemnify the other against certain liabilities arising out of the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act of 1933.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue up to 90,000,000 shares of Common Stock, without par value, of which 19,263,444 shares of Common Stock have been issued and are outstanding. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and to cumulate votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, issuable in one or more series, each with such designations, preferences, rights, and restrictions as the Board of Directors may determine. In accordance with such authorization, the Board of Directors has designated 740 shares as Series C Preferred Stock, of which 548 shares are issued and outstanding, as of June 30, 1998. The Series C Preferred Stock is not redeemable, and has no dividend preference. Each share of Series C Preferred Stock has a liquidation preference of $10,000 per share, and accrues a premium at the rate of 8% per annum. The Series C Preferred Stock has no voting rights, except as required by law, and was convertible into Common Stock commencing in March 1998 at a conversion price equal to the lesser of (a) $4.64 per share or (b) between 80% and 85% of the fair market value of the Common Stock, based on closing prices during a measuring period prior to conversion, with a minimum of $1.00 per share. The Series C Preferred Stock is automatically converted into Common Stock in May of 1999.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality under California law of the shares of Common Stock offered hereby will be passed upon for the Company by Haddan & Zepfel LLP, Newport Beach, California.

                                    EXPERTS

     The consolidated statement of operations, shareholders' equity (deficit) and cash flow for the year ended June 30, 1996, included in this Prospectus, has been audited by Corbin & Wertz, independent certified public accountants, to the extent and for the period indicated in their report appearing elsewhere herein. The consolidated financial statements of the Company as of June 30, 1998, and for the two years then ended, included in this Prospectus, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, to the extent and for the period indicated in their report appearing elsewhere herein. The consolidated financial statements included herein are included in reliance upon the reports of Corbin & Wertz and Singer Lewak Greenbaum & Goldstein LLP, given upon the authority of such firms as experts in auditing and accounting.

CHANGE IN ACCOUNTANTS

     On August 15, 1997 the Company engaged Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as the Company's independent accountants to report on the Company's balance sheet as of June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. The decision to appoint SLGG was approved by the Company's Board of Directors.

     Corbin & Wertz ("C&W") was dismissed by the Company on August 15, 1997. C&W had acted as the Company's independent accountants since 1992. The independent auditors' reports issued by C&W on the Company's consolidated financial statements for the years ended June 30, 1995 and 1994 did not contain an adverse opinion or disclaimer of opinion, and such reports were not modified for any departure from generally accepted accounting principles or for any limitation of audit scope. C&W's independent auditors' report, dated September 20, 1996, on the consolidated statement of operations, shareholders' equity (deficit) and cash flow for the year ended June 30, 1996 was modified as to the uncertainty of the Company to continue as a going concern. There were no disagreements with C&W, resolved or unresolved, on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to C&W's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. C&W was not retained to report on the Company's 1997 financial statements.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Commission, 450 Fifth Street, N. W., Washington, D. C. 20549, or by way of the Commission's Internet address, http://www.sec.gov.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports and other information may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies can be obtained at prescribed rates, as well as at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                              FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED
                         JUNE 30, 1998, 1997, AND 1996

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                                    CONTENTS
                                 JUNE 30, 1998

                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........  F-2
INDEPENDENT AUDITORS' REPORT................................  F-3
FINANCIAL STATEMENTS
  Consolidated Balance Sheets...............................  F-4
  Consolidated Statements of Operations.....................  F-5
  Consolidated Statements of Shareholders' Equity...........  F-6
  Consolidated Statements of Cash Flows.....................  F-7
  Notes to Consolidated Financial Statements................  F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Franklin Telecommunications Corp.

     We have audited the accompanying consolidated balance sheets of Franklin Telecommunications Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franklin Telecommunications Corp. and subsidiaries as of June 30, 1998 and 1997, and the results of consolidated their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          SINGER LEWAK GREENBAUM
                                          & GOLDSTEIN LLP

Los Angeles, California
September 14, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Franklin Telecommunications Corp.

     We have audited the consolidated statement of operations, shareholders' equity (deficit) and cash flow for the year ended June 30, 1996 of Franklin Telecommunications Corp. and subsidiaries (the "Company"). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and their cash flows for year ended June 30, 1996, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's recurring losses from operations through June 30, 1996, and its working capital deficit at June 30, 1996, raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          CORBIN & WERTZ

Irvine, California
September 20, 1996, except
as to note 12 which is as
of October 31, 1996

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
Current assets
  Cash and cash equivalents.................................  $  5,750,000    $ 1,464,000
  Accounts receivable, less allowance for doubtful accounts
     of $8,000 and $34,000..................................        91,000         80,000
  Other receivables.........................................       107,000        199,000
  Current portion of note receivable........................       241,000             --
  Inventories...............................................       671,000        394,000
  Prepaid expenses..........................................       555,000         68,000
                                                              ------------    -----------
          Total current assets..............................     7,415,000      2,205,000
                                                              ------------    -----------
Property and equipment, net.................................       778,000        567,000
Excess of cost over fair value of net assets of companies
  acquired,
  net of accumulated amortization of $0 and $40,000.........            --        591,000
Note receivable, net of current portion.....................       276,000             --
Other assets................................................       423,000        151,000
                                                              ------------    -----------
          Total assets......................................  $  8,892,000    $ 3,514,000
                                                              ============    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of obligations under capital lease
     obligations............................................  $         --    $   361,000
  Current portion of long-term debt (majority due to a
     related party).........................................       252,000        301,000
  Accounts payable..........................................       173,000        175,000
  Accrued liabilities.......................................     1,027,000        559,000
                                                              ------------    -----------
          Total current liabilities.........................     1,452,000      1,396,000
Long-term debt, (majority due to a related party) less
  current portion...........................................       404,000        360,000
Other liabilities...........................................            --        183,000
                                                              ------------    -----------
          Total liabilities.................................     1,856,000      1,939,000
                                                              ------------    -----------
Commitments and contingencies
Shareholders' equity
  Series C Convertible Preferred stock, no par value
     10,000,000 shares authorized
     548 and 0 shares issued and outstanding................     4,856,000             --
  Common stock, no par value
     90,000,000 shares authorized
     18,344,178 and 13,191,223 shares issued and
     outstanding............................................    15,571,000      9,971,000
  Common stock committed, no par value
     77,336 and 296,066 shares committed but not yet
     issued.................................................        91,000        579,000
  Accumulated deficit.......................................   (13,482,000)    (8,975,000)
                                                              ------------    -----------
          Total shareholders' equity........................     7,036,000      1,575,000
                                                              ------------    -----------
          Total liabilities and shareholders' equity........  $  8,892,000    $ 3,514,000
                                                              ============    ===========

   The accompanying notes are an integral part of these financial statements.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE YEARS ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Sales
  Product...........................................  $   778,000    $ 1,337,000    $   397,000
  Internet services.................................      599,000        398,000         33,000
                                                      -----------    -----------    -----------
          Total sales...............................    1,377,000      1,735,000        430,000
                                                      -----------    -----------    -----------
Cost of sales
  Product...........................................      749,000        681,000        549,000
  Internet services.................................       85,000        309,000         41,000
                                                      -----------    -----------    -----------
          Total cost of sales.......................      834,000        990,000        590,000
                                                      -----------    -----------    -----------
Gross profit (loss).................................      543,000        745,000       (160,000)
                                                      -----------    -----------    -----------
Operating expenses
  Research and development expenses.................    1,612,000        480,000        320,000
  Selling, general, and administrative expenses.....    3,895,000      1,766,000        947,000
  Write-down of goodwill............................           --      1,584,000         70,000
                                                      -----------    -----------    -----------
          Total operating expenses..................    5,507,000      3,830,000      1,337,000
                                                      -----------    -----------    -----------
Loss from operations................................   (4,964,000)    (3,085,000)    (1,497,000)
                                                      -----------    -----------    -----------
Other income (expense)
  Gain on extinguishment of debt....................      227,000        310,000             --
  Interest income...................................      250,000             --             --
  Other income......................................       26,000             --             --
  Interest expense..................................      (43,000)       (41,000)       (26,000)
  Other expense.....................................           --         (6,000)        (5,000)
                                                      -----------    -----------    -----------
          Total other income (expense)..............      460,000        263,000        (31,000)
                                                      -----------    -----------    -----------
Loss before minority interest and provision for
  income taxes......................................   (4,504,000)    (2,822,000)    (1,528,000)
Minority interest in loss of subsidiary.............           --             --         63,000
                                                      -----------    -----------    -----------
Loss before provision for income taxes..............   (4,504,000)    (2,822,000)    (1,465,000)
Provision for income taxes..........................        3,000          2,000          2,000
                                                      -----------    -----------    -----------
Net loss............................................  $(4,507,000)   $(2,824,000)   $(1,467,000)
                                                      ===========    ===========    ===========
Net loss per common share...........................  $     (0.29)   $     (0.23)   $     (0.14)
                                                      ===========    ===========    ===========
Weighted-average common shares outstanding..........   15,524,556     12,267,991     10,279,281
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                               FOR THE YEARS ENDED JUNE 30,
                            ---------------------------------------------------------------------------------------------------
                                                                                  COMMON STOCK
                              PREFERRED STOCK            COMMON STOCK              COMMITTED
                            --------------------   ------------------------   --------------------   ACCUMULATED
                            SHARES     AMOUNT        SHARES       AMOUNT       SHARES     AMOUNT       DEFICIT         TOTAL
                            ------   -----------   ----------   -----------   --------   ---------   ------------   -----------
BALANCE, JUNE 30, 1995.....          $        --    8,720,289   $ 4,298,000         --   $      --   $ (4,684,000)  $  (386,000)
Correction of error........                            23,031                                                                --
Common stock issued for
  Cash.....................                         1,808,572       910,000     23,350      20,000                      930,000
  Business acquisition.....                            85,000        65,000     25,000      10,000                       75,000
  Stock options/warrants...                           189,500        77,000                                              77,000
  Compensation.............                            34,839        11,000                                              11,000
  Accounts payable.........                             7,555        11,000                                              11,000
Net loss...................                                                                            (1,467,000)   (1,467,000)
                             ----    -----------   ----------   -----------   --------   ---------   ------------   -----------
BALANCE, JUNE 30, 1996.....    --             --   10,868,786     5,372,000     48,350      30,000     (6,151,000)     (749,000)
Common stock issued for
  Cash.....................                           880,200       888,000     20,000      25,000                      913,000
  Issuance for notes
    receivable.............                           243,250                                                                --
  Issuance of committed
    shares.................                            48,350        30,000    (48,350)    (30,000)                          --
  Business acquisition.....                           708,887     1,458,000    232,066     525,000                    1,983,000
  Services rendered........                                          77,000     44,000      29,000                      106,000
  Stock options/warrants...                           441,750       196,000                                             196,000
Proceeds received from the
  sale of subsidiaries'
  common stock.............                                       1,950,000                                           1,950,000
Net loss...................                                                                            (2,824,000)   (2,824,000)
                             ----    -----------   ----------   -----------   --------   ---------   ------------   -----------
BALANCE, JUNE 30, 1997.....    --    $        --   13,191,223   $ 9,971,000    296,066   $ 579,000   $ (8,975,000)  $ 1,575,000
Sale of preferred stock....   740      7,400,000                                                                      7,400,000
Repurchase of common stock
  from related parties.....                           (23,818)     (161,000)                                           (161,000)
Common stock issued for
  Cash.....................                           333,333     1,060,000                                           1,060,000
  Notes receivable.........                           345,500                                                                --
  Stock options/warrants...                         1,838,748     2,518,000     11,000      14,000                    2,532,000
  Exchange of common shares
    with related parties...                           400,000       161,000                                             161,000
  Conversion of notes
    payable by a related
    party..................                         1,333,695       133,000                                             133,000
  Conversion of preferred
    stock..................  (192)    (1,702,000)     799,431     1,702,000                                                  --
  Issuance of committed
    shares.................                           286,066       573,000   (286,066)   (573,000)                          --
  Services rendered........                                                     56,336      71,000                       71,000
Common stock of subsidiary
  issued for
    Cash...................                                         362,000                                             362,000
    Stock options..........                                          36,000                                              36,000
    Services rendered......                                           8,000                                               8,000
Offering costs.............             (842,000)                  (142,000)                                           (984,000)
Cancellation of shares.....                          (160,000)     (650,000)                                           (650,000)
Net loss...................                                                                            (4,507,000)   (4,507,000)
                             ----    -----------   ----------   -----------   --------   ---------   ------------   -----------
BALANCE, JUNE 30, 1998.....   548    $ 4,856,000   18,344,178   $15,571,000     77,336   $  91,000   $(13,482,000)  $ 7,036,000
                             ====    ===========   ==========   ===========   ========   =========   ============   ===========

   The accompanying notes are an integral part of these financial statements.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..........................................  $(4,507,000)   $(2,824,000)   $(1,467,000)
  Adjustments to reconcile net loss to net cash used
     in operating activities
     Depreciation and amortization..................      167,000        110,000         45,000
     Compensation expense...........................       71,000             --             --
     Provision for loss on obsolete inventory.......           --             --        226,000
     Provision for loss on doubtful accounts........           --             --         (2,000)
     Write-down of goodwill.........................           --      1,584,000         70,000
     Notes payable for services rendered............           --        329,000             --
     Stock issued for services rendered.............           --        106,000         11,000
     Loss on disposal of property...................           --         37,000          1,000
  (Increase) decrease in
     Accounts receivable............................      (11,000)        14,000        (34,000)
     Other receivables..............................       92,000             --             --
     Inventories....................................     (277,000)      (132,000)       131,000
     Prepaid expenses...............................     (487,000)       (63,000)         9,000
  Increase (decrease) in
     Accounts payable...............................       (2,000)       (96,000)       (97,000)
     Accrued liabilities............................      468,000         71,000        175,000
     Accrued other liabilities......................           --             --        (24,000)
     Other liabilities..............................           --       (310,000)            --
                                                      -----------    -----------    -----------
Net cash used in operating activities...............   (4,486,000)    (1,174,000)      (956,000)
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment...............     (378,000)      (324,000)       (58,000)
  Cash received in connection with business
     acquisitions...................................           --          4,000          3,000
  Issuance of notes receivable......................     (517,000)      (100,000)            --
  Proceeds from notes receivable....................           --         32,000             --
  Other assets......................................     (272,000)      (100,000)         1,000
  Other liabilities.................................     (183,000)       (38,000)            --
                                                      -----------    -----------    -----------
Net cash used in investing activities...............   (1,350,000)      (526,000)       (54,000)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable.......................      129,000    $        --    $        --
  Payments on notes payable.........................       (1,000)            --             --
  Payments on other liabilities.....................           --        (10,000)        (5,000)
  Proceeds from sale of preferred stock, net of
     offering costs.................................    6,558,000             --             --
  Proceeds from sale of common stock................    3,797,000      1,109,000      1,007,000
  Proceeds from sale of minority stock in
     consolidated subsidiary........................           --      1,950,000             --
  Issuance of long-term debt........................           --             --        102,000
  Payments on long-term debt........................           --             --        (63,000)
  Payments on capital lease obligation..............     (361,000)       (51,000)            --
                                                      -----------    -----------    -----------
Net cash provided by financing activities...........   10,122,000      2,998,000      1,041,000
                                                      -----------    -----------    -----------
Net increase in cash and cash equivalents...........    4,286,000      1,298,000         31,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........    1,464,000        166,000        135,000
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $ 5,750,000    $ 1,464,000    $   166,000
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid.....................................  $        --    $        --    $    12,000
                                                      ===========    ===========    ===========
  Income taxes paid.................................  $     3,000    $     2,000    $     2,000
                                                      ===========    ===========    ===========

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended June 30, 1998, the Company completed the following:

     - Reduced goodwill valued at $591,000 to $0 as part of the repurchase of 160,000 shares of the Company's common stock.

     - Issued 1,333,695 shares of common stock upon the conversion of a note payable by an officer of the Company for $133,000.

     - Issued 799,431 shares of common stock upon the conversion of 192 shares of its Series C preferred stock.

During the years ended June 30, 1997 and 1996, the Company completed certain acquisitions as described in Note 1. In conjunction with these acquisitions, aggregate liabilities assumed were as follows:

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1997          1996
                                                              -----------    --------
Fair value of the assets acquired, net of cash and including
  intangibles...............................................  $ 2,371,000    $ 72,000
Value of Company and subsidiary common stock issued and
  committed for consideration...............................   (1,983,000)    (75,000)
Cash received in connection with the acquisition............        4,000       3,000
                                                              -----------    --------
Aggregate liabilities assumed...............................  $   392,000    $    -0-
                                                              ===========    ========

See Notes 1 and 7 for additional non-cash investing and financing activities.

   The accompanying notes are an integral part of these financial statements.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business and Organization

     Franklin Telecommunications Corp. ("Franklin") and its subsidiaries (collectively the "Company") design, manufacture, and market high speed communications products and subsystems, including wide area networks ("WAN"), Local Area Networks ("LAN"), and telecommunications equipment. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet Corp. ("FNet"), the Company is a provider of Internet Protocol ("IP") telephony and Internet access and services to businesses and individuals. FNet also distributes the equipment manufactured by the Company to corporations, including Internet Service Providers.

  Acquisitions

     Effective December 9, 1994, the Company acquired all of the outstanding common stock of Lan Performance Labs, Inc. ("LPL") in exchange for 300,002 shares of its common stock. In conjunction with the acquisition, 26,495 shares of Franklin's common stock were issued to certain creditors of LPL in exchange for payables totaling $26,495. This reduction in payables was considered in the allocation of fair market value of the assets acquired and liabilities assumed for purposes of allocating the purchase price. On December 2, 1996 and July 31, 1997, the Company issued an additional 60,987 and 207,066 shares, respectively, of its common stock to resolve a dispute in the final purchase price of LPL. The value of the shares issued of $85,000 and $453,000 was recorded to excess of cost over fair value of net assets of companies acquired. The 207,066 shares issued on July 31, 1997 have been recorded as common stock committed in the accompanying balance sheet as of June 30, 1997.

     The acquisition of LPL was accounted for by the Company using the purchase method of accounting. The excess of approximately $637,000 (adjusted for the $85,000 and $453,000 as mentioned above) of the total acquisition cost over the net assets acquired and liabilities assumed was allocated to excess of cost over fair value of net assets of companies acquired.

     During the year ended June 30, 1996, the Company completed two acquisitions whereby the Company acquired all of the outstanding common stock of AlphaLink ("Alpha") and Malibu Internet Services ("MIS") in exchange for an aggregate of 110,000 shares of Franklin's common stock and 50,000 shares of FNet common stock.

     The acquisitions of Alpha and MIS were accounted for by using the purchase method of accounting with the excess of approximately $65,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to excess of cost over fair value of net assets of companies acquired. The results of operations from January 1, 1996 to June 30, 1996 for Alpha and June 1, 1996 to June 30, 1996 for MIS, respectively, are included in the accompanying consolidated statement of operations for the year ended June 30, 1996. Pro forma results for the year ended June 30, 1997, as if the acquisitions had taken place as of the beginning of the 1997 fiscal year, are not presented because the effect on operations would be immaterial.

     On December 13, 1996, the Company acquired the assets of No. 1 Internet Services ("No. 1") in exchange for 40,000 shares of Franklin's common stock and options to purchase 10,000 shares of Franklin's common stock at $1.25, which was the fair market value on December 2, 1996, exercisable January 1, 1998. In addition, FNet issued 20,000 shares of its common stock valued at $20,000 and granted options to purchase 80,000 shares of FNet common stock, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998. The acquisition was accounted for as a purchase with the

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

excess of approximately $74,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to excess of cost over fair value of net assets of companies acquired. Pro forma results for the year ended June 30, 1997, as if the acquisition had taken place as of the beginning of the 1997 fiscal year, are not presented because the effect on operations would be immaterial.

     On February 26, 1997, the Company agreed to acquire all of the outstanding common stock of CPR Computer Repair ("CPR") in exchange for 25,000 shares of Franklin's common stock. As part of the agreement, CPR's shareholder committed to pay all of the outstanding obligations of CPR as of February 26, 1997 (the "Commitment"). The Commitment is secured by a promissory note of $117,000. The acquisition was accounted for using the purchase method of accounting with the excess of approximately $61,000 of the total acquisition costs over the net assets acquired and liabilities assumed being allocated to excess of cost over fair value of net assets of companies acquired. Pro forma results for the year ended June 30, 1997, as if the acquisition had taken place as of the beginning of the 1997 fiscal year, are not presented because the effect on operations would be immaterial.

     On June 30, 1997, the Company sold CPR for future royalties to be paid by the buyer to the Company as defined in the purchase agreement. The Company wrote-off the remaining excess of cost over fair value of net assets acquired of approximately $61,000 related to the acquisition of CPR due to the uncertainty of the royalty stream.

     On February 28, 1997, the Company agreed to acquire Internet Passport, LLC, a limited liability company, ("Passport") in exchange for 600,000 shares of Franklin's common stock. The agreement also provided for the assumption of certain debts totaling $411,000, including the issuance of an additional 7,900 shares of Franklin's common stock valued at $1.73 to satisfy certain obligations of Passport. Passport is a start-up company incorporated in August 1996 that provides Internet services pursuant to contractual arrangements with satellite transmission providers. The acquisition was accounted for using the purchase method of accounting with the excess of approximately $1,478,000 of the total acquisition costs over the net assets acquired and liabilities assumed being allocated to excess of cost over fair value of net assets of companies acquired. Pro forma net loss and net loss per share of the years ended June 30, 1997 and 1996, as if the transaction had occurred at the beginning of those years, would have been $(2,160,000) ($(.17) per share) and $(1,533,000) ($(0.15) per share), respectively, as presented in Note 14.

     During the year ended June 30, 1998, 160,000 shares of the Company's common stock at a value of $650,000 were returned to the Company and cancelled, as provided under contract. The remaining excess of cost over fair value of net assets acquired related to the acquisition of $591,000 was reduced to $0.

     During April 1998, FNet entered into a joint venture with LibertyOne Limited, an Australian limited liability corporation that provides project management services and marketing and sales of telecommunications services in New Zealand. The joint venture is to provide voice and data communications through an FNet network to customers in New Zealand, Australia, Asia, and the South Pacific. The joint venture is for an initial term of five years with an option to extend at the expiration date. As of June 30, 1998, the joint venture had not commenced operations.

     During June 1998, FNet entered into a joint venture agreement with Megaburst, Inc. to operate an 11-site satellite telephone network in Bosnia used by NATO troops. The joint venture will operate a network that was purchased by Megaburst, Inc. from a third party for $150,000. FNet advanced funds to Megaburst, Inc. for the purchase of the assets. Megaburst, Inc. will subsequently transfer the assets to FNet.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     During June 1998, FNet purchased all of the assets of LDNet, Inc. for $20,000. These assets consisted of equipment.

  Joint Venture

     In May 1996, the Company and a modem manufacturer formed Franklin Modem Corp. (the "Venture"), a joint venture to design and manufacture a V.34 modem to function with the Company's newly introduced D-Mark Channel Bank hardware. The Company has a 70% ownership interest in the venture with the remaining interest being owned by the modem manufacturer. As of May 16, 1997, this joint venture agreement was replaced with a mutual supply agreement between the two parties that provides for the Company to purchase 70% of certain boards manufactured by the modem manufacturer.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Franklin Telecommunications Corp. and its wholly-owned or majority owned subsidiaries. All intercompany balances and transactions have been eliminated.

  Concentrations of Credit Risk

     The Company sells its products throughout the United States, Canada, Australia, and parts of Europe and extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectability and provides for an allowance for potential credit losses as deemed necessary.

     Three customers accounted for 30%, 13%, and 6%, respectively, of the Company's product sales for the year ended June 30, 1998. Two customers accounted for 29% and 10%, respectively, of the Company's product sales for the year ended June 30, 1997. Four customers accounted for 18%, 17%, 13% and 12%, respectively, of the Company's product sales for the year ended June 30, 1996. At June 30, 1998, amounts due from two customers amounted to 35% and 25%, respectively, of accounts receivable. At June 30, 1997, amounts due from two customers amounted to 20% and 10%, respectively, of accounts receivable. One customer, a related party, accounted for 0%, 5%, and 1% of product sales for the years ended June 30, 1998, 1997, and 1996, respectively, and comprised 0% and 0% of accounts receivable at June 30, 1998 and 1997, respectively.

     Export sales, primarily to Canada, Australia, Poland, and England, represented 1%, 6%, and 15% of net sales for the years ended June 30, 1998, 1997, and 1996, respectively.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates affect the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from these estimates.

  Fair Value of Financial Instruments

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments including cash, accounts receivable,

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes receivable, notes payable, and capital lease obligations also approximate fair value because current interest rates and terms offered by and to the Company for similar notes and lease agreements are substantially the same.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market (estimated net realizable value). Cost is determined using the average cost method, which approximates the first-in, first-out ("FIFO") method. Net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industry in which the Company operates is characterized by rapid technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

  Property and Equipment

     Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of 5 to 7 years as follows:

Computers and software                                        5 years
Machinery and equipment                                       7 years
Furniture and fixtures                                        7 years

     Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

  Stock Options and Warrants

     During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

  Excess of Cost Over Fair Value of Net Assets of Companies Acquired

     Excess of cost over fair value of net assets of companies acquired arising in connection with the aforementioned business acquisitions is amortized using the straight-line method over five years. The

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company assesses the recoverability of these intangibles on a quarterly basis by determining whether the amortization of the balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is based on fair value as measured by future cash flows and charged to operations in the period in which goodwill impairment is determined by management. During the year ended June 30, 1997, management of the Company determined that $1,584,000 had been impaired and, accordingly, the Company charged this amount to operations. Amortization of excess of cost over fair value of net assets of companies acquired for the years ended June 30, 1998, 1997, and 1996 amounted to $0, $40,000, and $22,000, respectively.

  Minority Interest

     Minority interest represents the minority shareholders' proportionate share of the equity of FNet. During the year ended June 30, 1996, Franklin transferred 4,200,000 shares of its ownership in FNet to two officers of the Company as payments on notes payable and for consulting services and issued an additional 50,000 shares to MIS as aforementioned. Management of the Company valued the FNet shares at $.015 per share, based upon the book value of FNet at the time of the transaction. The issuance of these shares caused Franklin's ownership percentage of FNet to decrease from 100% to 79% as of June 30, 1996.

     During the year ended June 30, 1997, FNet sold approximately 1,949,500 shares of its stock to outside investors at $1.00 per share and issued 20,000 shares to acquire No. 1 and 76,000 shares for services rendered. The shares sold to investors were issued under a private offering circular pursuant to the exemption from registration under the 1933 Act provided in Rule 505 of Regulation D. After the issuance of these shares, Franklin's ownership percentage decreased to 71% as of June 30, 1997.

     During the year ended June 30, 1998, FNet sold approximately 362,000 shares of its stock to outside investors at $1.00 per share. It also issued 35,500 shares upon the exercise of 35,500 stock options and 8,000 shares for services rendered valued at $8,000. The shares sold to investors were issued under a private offering circular pursuant to the exemption from registration under the 1933 Act provided in Rule 505 of Regulation D. In addition, FNet converted a payable for $311,000 to its parent, FTEL, into 310,718 shares of its stock. After the issuance of these shares, Franklin's ownership percentage remained at 71% as of June 30, 1998.

     FNet, on a stand-alone basis, had a shareholders' deficit. As a result, Franklin's investment in FNet had a negative carrying value. The increase in capitalization of FNet resulting from the sale of 1,949,500 shares of common stock to outside investors benefited Franklin in that it reduced the negative carrying value of Franklin's investment in FNet. Accordingly, Franklin has accounted for the change in its proportionate share of FNet's equity resulting from the issuance of stock to outside investors as an increase in shareholders' equity and a reduction in minority interest liability in the consolidated financial statements.

     The accompanying consolidated financial statements do not reflect a minority interest liability as of June 30, 1998 and 1997 as FNet, on a stand-alone basis, had a shareholders' deficit as of such dates. The accompanying consolidated statements of operations for the years ended June 30, 1998 and 1997 do not reflect the minority interest's share of FNet's losses for said years as the related accrual would result in the Company's recordation of a minority interest receivable.

  Revenue Recognition

     Revenues are recognized upon shipment of the products to customers. The Company does not allow the right of return on sales.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Warranties

     The Company provides limited warranties of one year from the date of purchase of its products. No accrual has been made for warranty liabilities because they are not expected to be significant.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Advertising Costs

     Advertising costs are expensed as incurred and have not been historically material.

  Earnings per Share

     For the year ended June 30, 1998, the Company adopted SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

  Income Taxes

     The Company accounts for income taxes under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required when it is less likely than not that the Company will be able to realize all or a portion of its deferred tax assets.

  Reclassifications

     Certain amounts in the 1996 consolidated financial statements have been reclassified to conform to the 1998 and 1997 presentations.

  Recently Issued Accounting Pronouncements

     The FASB issued SFAS 130, "Reporting Comprehensive Income," which is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS 130 to have a material impact, if any, on its financial position or results of operations.

     The FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS 131 requires a company to report certain information about its operating segments including factors used to identify the reportable segments and types of products and services from which each reportable segment derives its revenues. The Company does not

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 1 -- GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

anticipate any material change in the manner that it reports its segment information under this new pronouncement.

NOTE 2 -- CASH AND CASH EQUIVALENTS

     The Company maintains cash deposits at banks located in California. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the Company holds cash with these banks in excess of amounts insured by federal agencies. Excess cash is invested in money market accounts, certificates of deposit, and United States Government agency notes. As of June 30, 1998, the uninsured portions of these balances held at financial institutions aggregated to $5,534,000.

     Income from these investments consists entirely of interest income in the amount of $250,000. The aggregate carrying amount of cash and short-term investments by major types is as follows:

Cash.....................................................  $  338,000
Money market accounts....................................   1,796,000
Certificates of deposit..................................   1,362,000
United States Government agency notes....................   2,054,000
                                                           ----------
          Total..........................................  $5,750,000
                                                           ==========

NOTE 3 -- INVENTORIES

     Inventories at June 30 consisted of the following:

                                                             1998       1997
                                                           --------   --------
Raw materials............................................  $260,000   $155,000
Work in process..........................................   164,000    152,000
Finished goods...........................................   247,000     87,000
                                                           --------   --------
          Total..........................................  $671,000   $394,000
                                                           ========   ========

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment at June 30 consisted of the following:

                                                            1998        1997
                                                         ----------   --------
Computers and software.................................  $  997,000   $713,000
Machinery and equipment................................     184,000    163,000
Furniture and fixtures.................................     168,000     97,000
                                                         ----------   --------
                                                          1,349,000    973,000
Less accumulated depreciation..........................     571,000    406,000
                                                         ----------   --------
          Total property and equipment.................  $  778,000   $567,000
                                                         ==========   ========

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 5 -- NOTES RECEIVABLE

     Notes receivable at June 30, 1998 consisted of the following:

Note receivable from customer, bearing interest at 11.5% per annum, secured by certain equipment, and due in August
  2001. ....................................................  $367,000
Note receivable from joint venture partner, bearing interest at 10% per annum, secured by a personal guarantee from the president of the joint venture partners, and due in June
  1999. ....................................................   150,000
                                                              --------
                                                               517,000
Less current portion........................................   241,000
                                                              --------
          Long-term portion.................................  $276,000
                                                              ========

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities at June 30 consisted of the following:

                                                            1998        1997
                                                         ----------   --------
Salaries and related expenses..........................  $  421,000   $277,000
Accrued offering costs.................................     153,000         --
Accrued interest payable, primarily to related party...     130,000     88,000
Other accrued liabilities..............................     323,000    194,000
                                                         ----------   --------
          Total........................................  $1,027,000   $559,000
                                                         ==========   ========

NOTE 7 -- LONG-TERM DEBT

     Long-term debt at June 30 consisted of the following:

                                                             1998       1997
                                                           --------   --------
Convertible notes payable to former vendors, bearing
  interest at 12% per annum, unsecured and due in
  December 1999. ........................................  $ 24,000   $ 24,000
Notes payable to the president and majority shareholder,
  bearing interest from 8% to 9% per annum, secured by
  substantially all of the Company's assets, with due
  dates ranging through June 2001. ......................   632,000    637,000
                                                           --------   --------
                                                            656,000    661,000
Less current portion.....................................   252,000    301,000
                                                           --------   --------
          Long-term portion..............................  $404,000   $360,000
                                                           ========   ========

     The Company is past due on certain payments under its notes payable to its chief executive officer/majority shareholder. The chief executive officer/majority shareholder has waived the default provisions of the past due notes payable and does not intend to demand payment until after June 30, 1999.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 7 -- LONG-TERM DEBT (CONTINUED)

     Future principal payments required under such notes are summarized as follows:

                       YEAR ENDING
                         JUNE 30,
----------------------------------------------------------
  1999....................................................  $225,000
  2000....................................................   136,000
  2001....................................................    43,000
                                                            --------
          Total...........................................  $404,000
                                                            ========

     Included in the $632,000 due to the Company's president are three notes in the amount of $129,000, $117,000, and $112,000 which can be converted into $179,000 of the Company's common stock at a rate of 50% of the fair value of the common stock at the date of conversion and/or FNet stock at $1.00.

NOTE 8 -- OTHER LIABILITIES

     On February 5, 1993, the Company modified the terms of a note payable to a former supplier with a balance of $572,000 that required the payment of $30,000 in cash and an agreement to pay the former supplier $10 per Franklin manufactured board up to a total of $700,000. There was no expiration date on the revised agreement. On November 29, 1994, the agreement was further modified. The modified terms are $10 per Franklin board sold for $300 and $2 per board sold for $300 or less. The modified agreement was effective through June 1995 and no new modification has been entered into. At June 30, 1998 and 1997, the Company estimated its future obligation to this supplier to be $183,000 and $2,000, respectively, under the modified agreement based on the number of boards expected to be sold. Accordingly, management reduced this obligation to $183,000 and $0, respectively, and the Company recognized a gain of $310,000 and $182,000, respectively. Amounts paid under these agreements totaled approximately $2,000, $10,000, and $5,000 during the years ended June 30, 1998, 1997, and 1996, respectively.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  Operating Leases and Capital Lease Obligations

     The Company leases its production, warehouse and administrative facilities under various non-cancelable operating leases that expire starting September 1998 through March 2000. In addition to the minimum annual rental commitments, the lease provides for periodic cost of living increases in the base rent and payment by the Company of common area costs. All leases have various renewal features. Rent expense related to the operating lease was $170,000, $88,000, and $51,000 for the years ended June 30, 1998, 1997, and 1996, respectively.

     In connection with the acquisition of Passport (see Note 1), the Company assumed six capital leases that were assumed by Passport from two entities owned by the previous sole member of Passport. At June 30, 1997, all six capital leases were in default because of provisions in the leases that prohibited the assignment of the leases. In addition, the assets underlying four of the six leases were sold by Passport for cash, which was not used to repay the principal, prior to its acquisition by the Company. Such sales were also prohibited under the terms of the leases and the lessors had not been informed of such sales. As a result, the lessors had the right to accelerate the payments under all of the leases due to such defaults. During the year ended June 30, 1998, the Company paid off the six leases and recognized a gain of $45,000.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Future minimum lease payments under non-cancelable operating and capital leases with initial or remaining terms of one year or more at June 30, 1998 are as follows:

            YEAR ENDING
              JUNE 30,
            -----------
               1999.......................................  $ 90,000
               2000.......................................    15,000
                                                            --------
                                                            $105,000
                                                            ========

  Litigation

     On July 28, 1997, the Company was named as a defendant in an action brought by AT&T Corp. ("AT&T") against Connect America, a reseller of "800" number services, its officers and affiliates, and several Internet Service Providers, including the Company. The action was brought in the United States District Court for the Central District of California. In general, the complaint alleges that Connect America and its officers fraudulently acquired 800 numbers from AT&T, failed to pay for them, and resold them to the Company and the other Internet Service Providers on a "flat rate" basis, notwithstanding the fact that AT&T's charges for 800 service are typically based on time utilized. The claims against the Company and the other Internet Service Providers are based on unjust enrichment, on the theory that the Company and the other Internet Service Providers knew or should have known the flat rate 800 service was unavailable. In addition to injunctive relief against Connect America and its officers, the complaint seeks damages of $7,400,000, punitive damages, and attorneys' fees. The Company has filed an answer to the complaint denying the material allegations thereof and plans to vigorously contest the action.

     The Company is also involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

  Dealer Agreement

     In March 1996, FNet entered into a dealer agreement with an individual (the "Dealer") whereby the Dealer would be granted the exclusive right by FNet to market, sell or otherwise offer certain services and goods to customers within the Dealer's territory, as defined. In connection with this agreement, the Dealer paid $45,000 to FNet as consideration for the rights described above. The Dealer was to receive commissions at rates ranging from 10% to 30% based on certain terms and conditions. Commissions paid to the Dealer during fiscal 1996 were not material.

     In September 1996, FNet and the Dealer entered into a mutual general release whereby both parties were released from all claims pursuant to the agreement. In connection therewith, the Company converted $20,000 of the monies paid by the Dealer to FNet, as noted above, to 23,350 shares of the Company's common stock as consideration for the mutual general release. Such shares are considered to be committed as of June 30, 1996 and are therefore included as such in the accompanying consolidated balance sheet.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

  License Agreements

     Satellite Services

     In March 1997 the Company's subsidiary, Internet Passport, entered into a Memorandum of Understanding with DigitalXPress LLC ("DigitalXPress"), a purveyor of video and data network satellite services. Under the terms of the agreement, Internet Passport and DigitalXPress will jointly develop a product line, to be called "XPressNet," to furnish Internet connectivity to the products currently marketed by DigitalXPress, and to combine marketing efforts for certain customers, applications and products. In December 1997, the Memorandum of Understanding was cancelled.

     In May 1997 the Company's subsidiary, FNet, entered into a licensing and joint development agreement with Peak Technologies, Inc. ("Peak"), by which Peak granted FNet a license to use Peak's Java-based PeakJet Internet browser accelerator in FNet's Internet service. In addition, FNet is to provide a customized version of the PeakJet technology as a component in the Franklin XPress satellite product line offered in conjunction with DigitalXPress. Under the agreement, FNet is to issue 50,000 shares of its Common Stock to Peak.

     800 Service Agreement

     In December 1996, the Company entered into two agreements with an 800 number supplier (the "Supplier") to service the FNet customer base, both internally and for resale. The agreements provide the Company exclusive rights to 800 service in exchange for an incremental fee of $5,000 per month for each group of 4,000 customers. The monthly fee has a minimum payment of $25,000 or up to 20,000 customers. The agreements calls for the Company to issue the Supplier 50,000 shares of the Company's stock, options to purchase 100,000 shares of FNet stock at $1.00 per share and options to purchase 100,000 shares of Franklin 800 Corp., a new wholly owned subsidiary of FNet, at a $1.00. The supplier has yet to perform in accordance with the agreement. Accordingly, the Company has withheld issuance of the aforementioned shares and options.

     Software

     During November 1997, the Company entered into a contract for software development and a worldwide license agreement with a software development company which was amended in May 1998 to include additional software. The license agreement provides for a three year term and may be extended on a year-to-year basis thereafter. In addition to the fixed fee of $285,000, there is a royalty of $0.75 per port for each PC board sold containing the licensed software. As of June 30, 1998, $500 had been paid under the terms of the license agreement.

     During January 1998, the Company entered into a worldwide license and manufacturing and sales agreement with a third party for certain DSP board designs. The license fee consists of an up-front fixed payment of $30,000 plus a royalty of $100 per board manufactured directly, or by contract, up to a maximum total royalty of $200,000. In addition, the Company licensed certain software to the third party at a royalty rate is $1.00 per port. As of June 30, 1998, $20,000 had been paid and $0 had been received under the terms of the license agreement.

     During March 1998, the Company entered into a five-year, worldwide license agreement with a company to use certain software of this company to create software for sale to third parties. The Company must pay a

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

license fee of $35,000, a royalty of $10 per port, and an annual program maintenance and support services fee of $10,000. At June 30, 1998, $0 had been paid under the license agreement.

  Private Placement Exemptions

     The Company and FNet's private placements of securities have been issued in transactions intended to be exempt from registration under the Securities Act of 1933 pursuant to the provisions of Regulation D promulgated thereunder. These rules include factors pursuant to which one or more private placement transactions may be integrated as part of other offerings and include rules that limit the dollar amount that can be raised and the number of non-accredited investors that can participate. In the event any of the Company's private placement transactions, including private placement transactions undertaken by the Company since the transactions referred to above, were deemed to be integrated, it is possible that the exemption from the registration requirements of the Securities Act of 1933 would not be available for one or more of those offerings. In the event that one or more of such transactions are determined not to have been exempt from such registration requirements, the purchasers may have the right to seek recission of the sales and/or seek money damages against the Company. Management believes that each of the Company's private offerings were exempt from the registration requirements of the Securities Act of 1933.

  Employment Agreements

     The Company has entered into employment agreements with certain officers/directors/shareholders of FTEL and FNet for terms from two to six years. A portion of the compensation paid pursuant to these agreements is paid semi-monthly, and a portion is deferred and is therefore included in accrued salaries and related expenses in the accompanying consolidated balance sheets. Certain officers/directors/shareholders have been given the option to convert up to 50% of their compensation into stock options at fair market value less 50% for FTEL common stock and at $1.00 per share for FNet common stock. The stock issued is restricted from trading for one year from issuance.

NOTE 10 -- SHAREHOLDERS' EQUITY

  Stock Option Plans

     The Company adopted an Incentive Stock Option Plan (Plan A) and Nonqualified Stock Option Plan (Plan B) (the "1986 Plans"). Plan A provides for the granting of options to purchase shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code, and Plan B provides for the granting of options to purchase shares of common stock that are not intended to qualify. The 1986 Plans provide for the issuance of up to 700,000 shares in the aggregate at fair market value.

     During the year ended June 30, 1989, the Company adopted the 1988 Stock Option Plan (the "1988 Plan"). Under the terms of the plan, options to purchase 300,000 shares of the Company's common stock are available for issuance to employees, officers and directors. Options granted may be either incentive stock options or non-statutory options. The exercise price of the incentive stock options and non-statutory options may not be greater or less than 110% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant.

     During the year ended June 30, 1994, the Company adopted the 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan provides for the granting of options to purchase up to 600,000 shares of common stock.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

     During the year ended June 30, 1995, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the granting of options to purchase up to 1,400,000 shares of common stock. Such options will be non-statutory.

     During the year ended June 30, 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting of options to purchase up to 2,000,000 shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

     Options granted under all five of the aforementioned plans vest in accordance with the terms established by the Company's stock option committee. All such options granted to date have vesting periods of between two to four years and generally terminate at the earlier of one year beyond the end of the option period or termination of employment.

     On December 13, 1996, the Company granted options to purchase 1,000,000 shares of the Company's common stock to key management employees which were fully vested on the date of grant. The option price was set at $1.31 per share, the fair value of the underlying shares. The options are not included in the stock option plans below.

     On April 24, 1998 and May 26, 1998, the Company granted options to purchase 300,000 and 165,000 shares, respectively, of the Company's common stock to key management employees which vest from two to four years from the date of grant. The option price was set at $2.59 and $2.69 per share, respectively, the fair value of the underlying shares. The options are not included in the stock option plans below.

     In addition, the Company has also issued options in connection with the acquisition of "No. 1" as discussed in Note 1.

     Activity for the 1986 Plans, 1988 Plan, 1993 Plan, 1994 Plan, and 1998 Plan is as follows:

                                                                WEIGHTED-AVERAGE
                                                    SHARES       EXERCISE PRICE
                                                   ---------    ----------------
Outstanding, June 30, 1995.......................  1,965,000         $0.10
  Granted........................................  1,052,000         $0.76
  Exercised......................................    (44,500)        $0.10
  Canceled.......................................   (225,000)        $0.10
                                                   ---------
Outstanding, June 30, 1996.......................  2,747,500         $0.35
  Granted........................................    248,000         $1.59
  Exercised......................................   (335,000)        $0.39
  Canceled.......................................   (150,000)        $0.10
                                                   ---------
Outstanding, June 30, 1997.......................  2,510,500         $0.49
  Granted........................................    626,500         $2.66
  Exercised......................................   (934,250)        $0.40
  Canceled.......................................    (37,520)        $1.19
                                                   ---------
Outstanding, June 30, 1998.......................  2,165,250         $1.14
                                                   =========
Exercisable at June 30, 1998.....................  1,192,375
                                                   =========

     The exercise prices for the options outstanding at June 30, 1998 ranged from $0.10 to $3.66.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

     The Company's majority-owned subsidiary, FNet, established a 1996 stock option plan (the "FNet Plan") which was amended in 1998. The FNet Plan, as amended, provides for the granting of options to purchase up to 7,000,000 shares of FNet common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. Such options will become exercisable in accordance with the terms established by FNet's stock option committee. All options granted to date vest between zero and four years and generally terminate at the earlier of the end of the option period or termination of employment. Activity for the FNet Plan is as follows:

                                                                WEIGHTED-AVERAGE
                                                    SHARES       EXERCISE PRICE
                                                   ---------    ----------------
Outstanding, June 30, 1995.......................         --         $  --
  Granted........................................    448,000         $1.00
                                                   ---------
Outstanding, June 30, 1996.......................    448,500         $1.00
  Granted........................................  2,106,000         $1.00
                                                   ---------
Outstanding, June 30, 1997.......................  2,554,000         $1.00
  Expired/cancelled..............................   (532,500)        $1.00
  Granted........................................  3,633,000         $1.00
  Exercised......................................    (35,500)        $1.00
                                                   ---------
Outstanding, June 30, 1998.......................  5,619,000         $1.00
                                                   =========
Exercisable at June 30, 1998.....................  1,435,250
                                                   =========

     The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below:

                                                 YEAR ENDED JUNE 30,
                                      -----------------------------------------
                                         1998           1997           1996
                                      -----------    -----------    -----------
Net loss
  As reported.......................  $(4,507,000)   $(2,824,000)   $(1,467,000)
  Pro forma.........................  $(4,804,000)   $(3,925,000)   $(1,513,000)
Loss per common share
  As reported.......................  $     (0.29)   $     (0.23)   $     (0.14)
  Pro forma.........................  $     (0.31)   $     (0.32)   $     (0.15)

     Included in the year ended June 30, 1997, is the effect of the aforementioned 1,000,000 options issued to key employees on December 13, 1996 to purchase the Company's common stock which were fully vested on the date of grant. Compensation expense under SFAS 123 for the year ended June 30, 1997 of $945,000 was charged to pro forma net loss for the entire estimated fair market value of the 1,000,000 options awarded.

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before June 30, 1996. The pro forma amounts take into account the pro forma compensation expense of the FTEL and FNet options. The fair value of the FTEL options described above was estimated at the date of grant using the Black-Scholes option-pricing

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

model with the following weighted-average assumptions for the years ended June 30, 1998, 1997, and 1996: dividend yields of 0%, 0%, and 0%, respectively; expected volatility of 60%, 100%, and 100%, respectively; risk-free interest rates of 5.54%, 6.2%, and 3%, respectively; and expected lives of 4, 4, and 2 to 4 years, respectively. For options granted during the year ended June 30, 1998, the weighted-average fair value and weighted-average exercise price for options granted whose exercise price exceeded the market price of the stock on the grant date were $1.34 and $2.95, respectively, and the weighted-average fair value and weighted-average exercise price for options granted whose exercise price equaled the market price of the stock on the grant date were $1.30 and $2.54, respectively.

     The fair value of the FNet options described above was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended June 30, 1998: dividend yields of 0%; risk-free interest rate of 6.2%; and expected life of 4 years. The weighted-average fair value of options granted during the year ended June 30, 1998 was $0.99 and the weighted-average exercise price was $1.00.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Warrants

     In May 1995, in connection with the 1995 Private Placement, the Company entered into an investment banking agreement with an unrelated entity whereby the Company granted to the investment banker warrants to purchase 600,000 shares, as amended, of the Company's common stock at an exercise price of $1.35 per share. The warrants vested over a twelve-month period and include demand and piggy back registration rights after a period of 24 months from the date of the agreement. The warrants and/or underlying shares may be exercised anytime after two years and for a period of four years from the date of the agreement. As of June 30, 1998, 1997, and 1996, 600,000, 0, and 0 of these warrants had been exercised.

     In connection with the 1995 Private Placement, during the years ended June 30, 1996 and 1995 the Company issued 2,380,000 and 220,000 warrants, respectively, to purchase shares of the Company's common stock. The exercise price of the warrants was $0.50, as amended, if exercised on or before March 24, 1996 and $1.25 if exercised after March 24, 1996 but on or before September 30, 1998 (the expiration date). There was no additional expense recorded in connection with the issuance of the warrants as the exercise price approximated the fair value at the date of issuance, as determined by management of the Company, of the underlying stock at the date of issuance. For the years ended June 30, 1998, 1997, and 1996, 1,841,750, 400,000, and 145,000 warrants were exercised leaving a remaining balance of 213,250 unexercised as of June 30, 1998.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

  Stock Issuances

     During the year ended June 30, 1998, the Company completed the following significant common stock transactions of previously unissued common shares:

     - Received 23,818 shares of its common stock valued at $161,000 from certain officers of the Company as consideration to exercise stock options for 400,000 shares also valued at $161.000.

     - In connection with the 1997 Private Placement, the Company sold 333,333 units for $1,000,000. The units consist of one share and one warrant to purchase one share of the Company's common stock at an exercise price of $5.00 per share, exercisable after October 1, 1998. The warrants expire October 2, 2001. The Company paid no commissions or fees in connection with this private placement.

     - Issued 345,500 shares in connection with the exercise of stock options whereby the option holders issued notes receivable in favor of the Company for $315,950.

     - Issued 63,750 shares in connection with the exercise of stock options for cash of $66,000.

     - Issued or committed to issue 1,761,000 shares in connection with the exercise of warrants for $2,261,000.

     - Committed to issue 56,336 shares for services valued at $71,000.

     - Issued 1,333,695 shares upon the conversion of a note payable by an officer for the Company for $133,000.

     - Issued 799,431 shares valued at $1,702,000 upon the conversion of 192 shares of its Series C preferred stock valued at $1,702,000.

     - 160,000 shares of the Company's common stock at a value of $650,000 were returned to the Company and cancelled, as provided under the contract, thus reducing the initial purchase price of Passport.

     During the year ended June 30, 1997, the Company completed the following significant common stock transactions of previously unissued common shares:

     - Issued 880,200 shares of its common stock in connection with the 1996 Private Placement for cash of $888,000. The Company paid no commissions or fees in connection with this private placement.

     - In December 1996 and July 1997, the Company issued an additional 60,987 and 207,066 shares, respectively, of its common stock to former shareholders of LPL at a value of $85,000 and $453,000, respectively.

     - In connection with the acquisition of No. 1, issued 40,000 shares, valued at $50,000, of its common stock and options to purchase 10,000 shares, valued at $6,000, of the Company's common stock at $1.25, which was the fair market value on December 2, 1996, exercisable on January 1, 1998. In connection therewith, FNet issued 20,000 shares of its common stock valued at $20,000 and granted options to purchase 80,000 shares of FNet common stock valued at $13,000, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998.

     - In connection with the acquisition of CPR, committed to issued 25,000 shares of common stock for a value of $65,000 and assumed certain debt of $4,425.

     - In connection with the acquisition of Passport, issued 600,000 shares of common stock for a value of $1,275,000 and assumed certain liabilities of $411,000. Also, on March 24, 1997, the Company issued

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

       an additional 7,900 shares of common stock, valued at $14,000, to satisfy certain obligations of Passport.

     - Issued 380,000 shares in connection with the exercise of warrants for $190,000.

     - Issued 335,000 shares in connection with the exercise of stock options. 243,250 shares were issued upon the exercise of options whereby the option holders issued notes receivable in favor of the Company in the amount of 129,000. 30,000 shares were issued upon the exercise of options whereby the option holder performed services valued at $3,000. The remaining 61,750 were issued for cash of $6,000.

     During the year ended June 30, 1996, the Company completed the following significant common stock transactions of previously unissued common shares:

     - Issued 1,780,000 of its common stock for $890,000 in connection with the 1995 Private Placement. The Company paid no commissions or fees in connection with this private placement.

     - Issued or committed to issue 110,000 shares of its common stock valued at $75,000 during fiscal 1996 in connection with two business acquisitions.

     - Issued 34,839 shares of its common stock to certain employees for compensation. The stock was issued at prices ranging from $.25 to $.70 per share in accordance with the respective agreements.

     - Issued 7,555 shares of its common stock to certain vendors as payment on accounts payable of approximately $11,000.

     - Issued 44,500 shares of its common stock in connection with stock options, exercised at $.10 per share for cash of $4,000.

     - In March and April 1996, the Company received cash of $73,000 and issued 145,000 shares of its common stock upon the conversion of warrants issued in connection with the 1995 Private Placement.

     - In June 1996, the Company issued 28,572 shares of its common stock for cash of $20,000, the approximate fair value at the date of the issuance.

     - Reflected in the accompanying 1996 consolidated statements of capital deficiency the addition of 23,031 shares as outstanding to correct the omission of such shares in previously issued consolidated financial statements.

     Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its shareholders as a result of its accumulated deficit as of June 30, 1998.

  Convertible Preferred Stock

     During the year ended June 30, 1998, the Company issued 740 shares of its Series C convertible preferred stock in a private placement for $7,400,000. 20% of the shares held may be converted to common stock four months after issuance with an additional 20% eligible for conversion each month thereafter, in which the limitation on conversion ends nine months after issuance. Any unconverted shares will be automatically converted to common shares at the later of either 18 months from issuance, the Company's common stock being traded on a national exchange, or the filing of a registration statement covering the resale of the common shares issued upon conversion. Series C shares do not pay dividends and do not have voting rights. The shares are convertible into shares of common stock at a conversion price of $4.64 per share, subject to certain adjustments relating to the market price of the underlying common stock. Each preferred share is

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 10 -- SHAREHOLDERS' EQUITY (CONTINUED)

accompanied by a warrant that is exercisable to purchase shares of common stock of the Company's subsidiary, FNet, and which, under certain circumstances, may be exercisable to acquire shares of common stock of the Company at the exercise price of $4.64.

  Form S-1

     During the year ended June 30, 1998, the Company filed a Form S-1 with the Securities and Exchange Commission to register certain shares of common stock of the Company including the following:

     - The shares of common stock issued as part of the acquisitions of No. 1, CPR, and Passport.

     - The common shares to be issued upon the conversion of the Series C convertible preferred stock.

     - The common shares to be issued upon the exercise of the warrants issued in the 1995 Private Placement.

NOTE 11 -- INCOME TAXES

     The tax effects of temporary differences that give rise to deferred taxes at June 30 are as follows:

                                                                 1998          1997
                                                              ----------    ----------
Deferred tax assets
  Accounts receivable, principally due to
     allowance for doubtful accounts........................  $    3,000    $   13,000
  Goodwill..................................................     317,000            --
  Compensated absences and deferred salaries, principally
     due to accrual for financial reporting purposes........     146,000        87,000
  Bad debt..................................................       3,000            --
  Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the Tax Reform
     Act of 1986 and
     allowance for inventory obsolescence...................      34,000       128,000
  Accrued warranty..........................................       5,000
  General business tax credit carryforwards.................     335,000       335,000
  Net operating loss carryforwards..........................   4,972,000     3,027,000
                                                              ----------    ----------
  Total gross deferred tax assets...........................   5,815,000     3,590,000
  Less valuation allowance..................................   5,763,000     3,586,000
                                                              ----------    ----------
  Net deferred tax assets...................................      52,000         4,000
Deferred tax liabilities
  Plant and equipment, principally due to differences in
     depreciation...........................................      52,000         4,000
                                                              ----------    ----------
          Net deferred tax liability........................  $       --    $       --
                                                              ==========    ==========

     The valuation allowance increased by approximately $2,177,000 and $441,000 during the years ended June 30, 1998 and 1997, respectively. No provision for income taxes for the years ended June 30, 1998, 1997, and 1996 is required, except for minimum state taxes, since the Company incurred losses during such years.

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 11 -- INCOME TAXES(CONTINUED)

     Income tax expense was $4,000 and differs from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before minority interest and income taxes as a result of the following:

                                                  1998           1997          1996
                                               -----------    -----------    ---------
Computed "expected" tax benefit..............  $(1,572,000)   $(1,450,000)   $(520,000)
Increase in income taxes resulting from
  Other......................................        4,000             --           --
  Change in the beginning-of-the-year balance
     of the valuation allowance for deferred
     tax assets allocated to income tax
     expense.................................    1,568,000      1,450,000      520,000
  State income taxes.........................        4,000          2,000        2,000
                                               -----------    -----------    ---------
          Total..............................  $     4,000    $     2,000    $   2,000
                                               ===========    ===========    =========

     As of June 30, 1998 the Company had consolidated net operating loss carryforwards of approximately $13,368,000 and $4,827,000 for Federal and state income tax reporting purposes, respectively, which expire in varying amounts through 2013. The Company also has general business tax credit carryforwards of approximately $310,000 and $24,000 available to offset against future Federal and state income taxes, respectively, which expire at various times through 2013. Should a substantial change in the Company's ownership occur, there could be an annual limitation on the amount of the net operating less carryforwards available for use in the future.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Company recorded sales of approximately $0, $82,000, and $3,000 to an entity affiliated with a shareholder of the Company during the years ended June 30, 1998, 1997, and 1996, respectively.

     During the years ended June 30, 1998, 1997, and 1996, the Company issued notes payable to the chief executive officer/majority shareholder for $129,000, $212,000, and $217,000, respectively, for accrued compensation.

     At June 30, 1998, 1997, and 1996, certain officers/directors/shareholders of the Company had been granted 1,352,500, 1,600,000, and 1,650,000 stock options, respectively, in the FTEL stock option plans, of which 1,050,000, 1,200,000, and 500,000 stock options were exercisable, respectively, at exercise prices between $0.10 and $3.66 per share. In addition, the same officers/directors/shareholders had been granted 965,000, 650,000, and 0 stock options outside the FTEL plans at June 30, 1998, 1997, and 1996, respectively, of which 500,000, 650,000, and 0 stock options were exercisable, respectively, at exercise prices between $1.31 and $2.69.

     At June 30, 1998, 1997, and 1996, certain officers/directors/shareholders of the Company held 2,300,000, 650,000, and 300,000 stock options, respectively, in the FNet stock option plan, of which 512,525, 300,000, and 0 stock options were exercisable, respectively, at an exercise price of $1.00. In addition, the same officers/directors/shareholders had been granted 300,000, 0, and 0 stock options outside the FNet plan at June 30, 1998, 1997, and 1996, respectively, of which 0, 0, and 0 stock options were exercisable, respectively, at an exercise price of $1.00.

NOTE 13 -- 401(k) PLAN

     The Company sponsors a 401(k) plan which includes a deferred feature under section 401(k) of the Internal Revenue Code (the "Plan"). The Plan covers all full-time employees of the Company. Contributions

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 13 -- 401(k) PLAN (CONTINUED)

to the plan are at the discretion of the Company's Board of Directors, but limited to the amounts allowable for federal income tax purposes. Under the section 401(k) portion of the Plan, employees may elect to contribute up to 20% of their compensation. The Company did not make any contributions to the Plan during the years ended June 30, 1998, 1997, or 1996.

NOTE 14 -- LINES OF BUSINESS

     The Company operates in two major lines of business: the manufacture and distribution of data communications and connectivity products ("Franklin") and Internet services ("FNet"). Information concerning operations in these lines of business is as follows:

                                                        FOR THE YEAR ENDED
                                                    --------------------------
                                                     JUNE 30,       JUNE 30,
                                                       1998           1997
                                                    -----------    -----------
Net sales
  Franklin........................................  $   771,000    $ 1,337,000
  FNet............................................      606,000        398,000
                                                    -----------    -----------
          Total...................................  $ 1,377,000    $ 1,735,000
                                                    ===========    ===========
Operating losses
  Franklin........................................  $(3,257,000)   $(1,867,000)
  FNet............................................   (1,707,000)      (957,000)
                                                    -----------    -----------
          Total...................................  $(4,964,000)   $(2,824,000)
                                                    ===========    ===========
Identifiable assets
  Franklin........................................  $ 7,175,000    $ 3,163,000
  FNet............................................    1,717,000        351,000
                                                    -----------    -----------
          Total...................................  $ 8,892,000    $ 3,514,000
                                                    ===========    ===========
Capital expenditures
  Franklin........................................  $   315,000    $   204,000
  FNet............................................       54,000        120,000
                                                    -----------    -----------
          Total...................................  $   369,000    $   324,000
                                                    ===========    ===========
Depreciation and amortization
  Franklin........................................  $    81,000    $    52,000
  FNet............................................       86,000         58,000
                                                    -----------    -----------
          Total...................................  $   167,000    $   110,000
                                                    ===========    ===========

     Segment information is not shown for any other periods because the Internet business was not material to the operations of the Company.

  Pro Forma Information (unaudited)

     The Company acquired Internet Passport, LLC ("Passport") on February 28, 1997. All other business acquisitions have been de minimis; therefore, the "Passport" pro forma information has been reflected herein on a disaggregated basis. The assets acquired and liabilities assumed are included in the consolidated balance sheet of the Company as of June 30, 1997; therefore, no pro forma consolidated balance sheet has been

                       FRANKLIN TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998

NOTE 14 -- LINES OF BUSINESS (CONTINUED)

reflected below. In the opinion of management, there are no pro forma adjustments necessary to the historical statements of operations for the years ended June 30, 1997 and 1996, assuming that the acquisition occurred at the beginning of each of those years, except for showing the effects of the addition of the goodwill and its subsequent write-off. Because of the one-time unusual nature of the goodwill write-off, management believes that the pro forma statement of operations information is better reflected exclusive of such write-off as follows for the year ended June 30, 1997:

Historical net loss.........................................  $(2,824,000)
Add goodwill write-down related to Passport.................      835,000
                                                              -----------
Adjusted historical net loss................................   (1,989,000)
Add Passport losses prior to acquisition....................     (171,000)
                                                              -----------
          Pro forma net loss exclusive of goodwill..........  $(1,260,000)
                                                              ===========
Adjusted historical net loss per share exclusive of goodwill
  write-down................................................  $      (.16)
Impact of Passport loss.....................................         (.01)
                                                              -----------
          Pro forma net loss per share exclusive of
            goodwill........................................  $      (.17)
                                                              ===========

NOTE 15 -- SUBSEQUENT EVENTS

     Subsequent to June 30, 1998, 115 shares of Series C preferred stock valued at $1,046,000 were converted into 919,266 shares of common stock.

     Subsequent to June 30, 1998, two officers/directors/shareholders of the Company purchased 50,000 and 1,000 shares, respectively, of the Company's common stock on the open market.

     Subsequent to June 30, 1998, the Company granted 20,000 options under the FNet plan.

     Subsequent to June 30, 1998, FNet entered into a joint venture agreement with a third party to provide telecommunications service to Guatemala, El Salvador, and Honduras. The joint venture is for an initial term of five years with an option to renew at the expiration date. In addition, FNet purchased certain assets in Guatemala from the third party for $215,000.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    2
Risk Factors..........................    4
Dividend Policy.......................   11
Use of Proceeds.......................   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   12
Selected Financial Data...............   15
Price Range of Common Stock...........   16
Business..............................   17
Management............................   25
Principal Shareholders................   29
Selling Shareholders..................   30
Plan of Distribution..................   33
Description of Capital Stock..........   34
Legal Matters.........................   34
Experts...............................   34
Available Information.................   35
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------


------------------------------------------------------
------------------------------------------------------
                                6,740,172 SHARES

                                      LOGO

                                    FRANKLIN
                               TELECOMMUNICATIONS
                                     CORP.

                                  COMMON STOCK

                                   PROSPECTUS


                                OCTOBER  , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement are estimated to be as follows:

Printing and duplication expenses...........................  $20,000
Registration fee............................................    2,620
Legal fees and expenses.....................................   20,000
Accounting fees and expenses................................   25,000
Transfer Agent fees.........................................    2,000
Miscellaneous...............................................    2,380
                                                              -------
          Total.............................................  $72,000
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company may indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth a list of all unregistered securities issued by the Company during the past three years. All securities were issued pursuant to the exemptions provided for under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 701 promulgated thereunder. The securities were issued for cash, upon exercise of employee stock options and in connection with certain acquisitions by the Company.

                                                                               SHARE
                     NAME                          DATE        SHARES      CONSIDERATION
                     ----                        ---------    ---------    -------------
Swartz Investments, LLC........................   11/25/97      255,386            N/A
                                                              (warrants)
Triton Capital Investments, Ltd.*..............   10/31/97           35*    $  350,000
Banque Edouard Constant SA*....................   10/31/97           50*       500,000
Banque Franck S.A.*............................   10/31/97           75*       750,000
Elara Ltd.*....................................   10/31/97          150*     1,500,000
Ellis AG*......................................   10/31/97           10*       100,000
JMG Capital Partners, L.P.*....................   10/31/97           35*       350,000
Lakeshore International, Ltd.*.................   10/31/97          150*     1,500,000
JNC Opportunity Fund*..........................   11/25/97          200*     2,000,000
The Matthew Fund, N.V.*........................   10/31/97           35*       350,000
Frank W. Peters................................    10/7/97    1,333,695        133,370
E. Bryan Bagley................................   10/15/97       40,000         50,000
Bruce Whaley...................................   10/15/97       13,000         16,250
Wilson-Davis Company...........................   10/15/97       30,000         37,500
Tom Russell....................................    11/3/97      150,000        165,500
Vic Klimpl.....................................    9/22/97       22,000         66,000
Blair Holder...................................    9/22/97       30,000         90,000
Raleigh Baughman...............................    9/22/97       30,000         90,000

                                                                               SHARE
                     NAME                          DATE        SHARES      CONSIDERATION
                     ----                        ---------    ---------    -------------
Mark Jenkins...................................    9/22/97       11,000     $   33,000
Dale Berman....................................    9/22/97       10,000         30,000
Cindy Cannon...................................    9/22/97       15,000         45,000
Clay & Bobbie Lasiter..........................    9/22/97       10,000         30,000
Scott Holder...................................    9/22/97       10,000         30,000
Terry Widner...................................    9/22/97       33,333         99,999
Roberto Alvarez................................    9/22/97       20,000         60,000
Mike & Marcia Marino...........................    9/22/97        7,000         21,000
George Willse..................................    9/22/97       10,000         30,000
Frank Culker...................................    9/22/97        7,000         21,000
Gary Nelson....................................    9/22/97       16,000         48,000
Gary Nelson IRA acct...........................    9/22/97       45,000        135,000
Doug Best......................................    9/22/97        7,000         21,000
Martin Smith...................................    9/22/97        7,000         21,000
Bob Zimdar.....................................    9/22/97       10,000         30,000
Anthony Chan...................................    9/23/97        9,000         27,000
Tim LaFrance...................................    9/23/97        7,000         21,000
Marvin Mansky..................................    9/24/97       10,000         30,000
Richard & Lorna Valentine......................    9/24/97        7,000         21,000
John Costello..................................    7/31/97      207,066        453,475
Thomas Russell.................................    6/13/97       50,000         34,500
Eileen Rouse...................................    6/13/97       50,000         45,000
Alan London....................................    6/13/97       25,000         17,500
Dianne Oliver..................................    6/13/97        2,000            200
Helen West.....................................    6/17/97       12,000         10,800
Alice Amanet...................................    6/24/97        6,250          4,375
1996 Private Placement (28 Individuals)........     8/1/96      890,595        737,500
Len Bartz......................................    6/30/96       23,350         20,000
Michael C. Peters..............................     3/1/96      380,000        190,000
Eileen Rouse...................................     3/1/96       10,000          5,000
Michael Parkhurst..............................    8/26/96        5,000            500
Patrick Klos...................................    10/1/96       15,000          1,500
Dianne Oliver..................................    10/8/96        8,000            800
Michael Klos...................................   10/10/96        5,000            500
Terry Lee......................................    12/2/96       20,000         25,000
Steve Sullivan.................................    12/2/96       20,000         25,000
Milhollan/Ellis................................  3/96-2/97       12,000         26,246
Charles & Barb Arledge.........................    12/4/96        5,808          8,131
Brew & Shirley Arms............................    12/4/96        5,808          8,131

---------------
* Series C Preferred

                                                                        SHARE       EXERCISABLE
                  NAME                        DATE       SHARES     CONSIDERATION    WARRANTS
                  ----                     ----------   ---------   -------------   -----------
Andrew & Joan Chitiea....................     12/4/96       5,808    $    8,131
Daniel & Pat Derbes......................     12/4/96      11,617        16,264
Kenneth King.............................     12/4/96       2,905         4,067
Herman & D. Krantz.......................     12/4/96       7,260        10,164
Dale & Monica Sheets.....................     12/4/96      14,521        20,329
Robert & Erma Sheets.....................     12/4/96       7,260        10,164
John Calderwood..........................      1/7/97       5,000           625
Frederick I. Camerer.....................        3/96       5,000         2,500
Edward D. Bagley.........................      2/5/97      59,608       190,000
Marcia Marino............................      2/7/97      20,000        25,000
Peter Buswell............................     2/25/97      30,000         3,000
Kristin Peters...........................     2/26/97      10,000         1,000
Sparrow Marcioni.........................     1/28/97     600,000     3,150,000
Neil Wyenn...............................     2/26/97      25,000       131,250
M.H. Meyerson & Co., Inc. ...............     5/11/95                                 600,000
Wilson Davis.............................     10/1/95                                  30,000
Sam Wilson...............................     10/1/95                                  50,000
Paul Davis...............................     10/1/95                                  50,000
Lyle Davis...............................     10/1/95                                  60,000
Byron Barkley............................        3/96      20,000        10,000
Byron Barkley............................     10/1/95                                  20,000
Bryan B. Bagley PFT Sharing..............      3/1/96      20,000        10,000
Bryan B. Bagley..........................      3/1/96      20,000        10,000
Bollard Investment Co....................     10/1/95                                  40,000
Bruce Whaley.............................     10/1/95                                  40,000
Joe Fisher...............................        3/96      70,000        35,000
Joe Fisher...............................     10/1/95                                  40,000
Gary Nelson..............................     10/1/95                                  64,000
Gary Nelson Transcorp C/F................     10/1/95                                  11,000
Gary Conrad..............................     10/1/95                                 200,000
Ronald Heller............................     10/1/95                                 303,000
David Nagelberg..........................     10/1/95                                 303,000
Martin & Co..............................     10/1/95                                 146,000
Michael and Linda Silvestri..............     10/1/95                                  28,000
Jeffrey Barber...........................     10/1/95                                  14,000
Joel Marcus..............................     10/1/95                                  12,000
Rocco Vezza..............................     10/1/95                                  12,000
Joanne Gioia.............................     10/1/95                                  12,000
Joseph Schmidt...........................     10/1/95                                  10,000
Kevin Charos.............................     10/1/95                                  10,000
Frederick I. Camerer.....................     5/11/94      30,000         3,000
Michael C. Peters........................     5/12/94      30,000         3,000
Frederick I. Camerer.....................     5/31/94      50,000         5,000
Mark Peters..............................     6/17/94       1,000           100
Kristen Peters...........................      Jan-95      10,000         1,000
John Costello............................      Jan-95     199,806        61,141
Herman & D. Krantz.......................      Jan-95       7,260         2,222

                                                                        SHARE       EXERCISABLE
                  NAME                        DATE       SHARES     CONSIDERATION    WARRANTS
                  ----                     ----------   ---------   -------------   -----------
Dale & Monica Sheets.....................      Jan-95      14,521    $    4,443
Robert & Erma Sheets.....................      Jan-95       7,260         2,222
Colin Patterson..........................      Jan-95      29,042         8,887
John Costello............................      Jan-95       7,260         2,222
Added Value..............................      Jan-95       3,493         1,034
Robert & Erma Sheets.....................      Jan-95       1,529           453
Herman & D. Krantz.......................      Jan-95       1,529           453
Colin Patterson..........................      Jan-95       6,087         1,802
Photo Vision.............................      Jan-95         405           120
Added Value..............................      Feb-95         389           121
Micropolus...............................      Feb-95         489           153
Future Elect.............................      Feb-95       2,043           637
Charles Arledge..........................      Feb-95       1,159           362
Brew Arms................................      Feb-95       1,159           362
Andew Chitiea............................      Feb-95       1,160           362
Dan Derbes...............................      Feb-95       2,319           724
Kenneth King.............................      Feb-95         580           181
Frederick I. Camerer.....................      Apr-95      25,000         2,500
Kristen Peters...........................      Apr-95      10,000         1,000
UPS......................................      Apr-95       1,084         1,642
Frank Peters.............................      Apr-95   2,000,000       134,000
Dale & Monica Sheets.....................      May-95       3,070         2,398
Michelle Nisbet..........................      May-95       4,280           783
Frank Dragun.............................      May-95      22,000         2,200
Charles & Barb Arledge...................      May-95       5,808         1,626
Brew & Shirley Arms......................      May-95       5,808         1,626
Andrew & Joan Chitiea....................      May-95       5,808         1,626
Daniel & Pat Derbes......................      May-95      11,617         3,253
Kenneth King.............................      May-95       2,905           813
Michael C. Peters........................     6/30/95     255,000        25,500
Kristen Peters...........................      Jul-95      10,000         1,000
Frank Jones..............................      Aug-95       5,000           500
Michael Parkhurst........................      Aug-95      15,000         1,500
Wyle.....................................      Aug-95       7,555        10,388
Bill Woods...............................      Aug-95       4,000         2,800
Kristen Peters...........................      Aug-95       8,127         2,032
Frederick I. Camerer.....................      Sep-95       9,147         2,287
Michael Peters...........................      Sep-95      13,565         3,391
1995 Reg. D. Private Placement...........  6/95-10/95   2,000,000     1,000,000
Richard Parkhurst........................      Dec-95      25,000         9,835
Frederick I. Camerer.....................      Feb-96      12,500         1,250
Michael & Marcia Marino..................     6/30/96      28,572        20,000

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     The following exhibits are filed with this Registration Statement:

        EXHIBIT
        NUMBER                             DESCRIPTIONS
        -------                            ------------
          3.1*     Restated Articles of Incorporation of Franklin
                   Telecommunications Corp.
          3.2*     Bylaws of Franklin Telecommunications Corp.
          3.3*     Certificate of Determination of Preferences of Series C
                   Preferred Stock.
          5.1*     Opinion of Haddan & Zepfel LLP.
         10.1*     Employment Agreement, dated March 1, 1993 between Franklin
                   Telecommunications Corp. and Frank W. Peters.
         10.2*     Confidential Agreement dated June 3, 1996 between Malibu
                   Internet Services and Franklin Telecommunications Corp.
         10.3*     Joint Venture Agreement dated May 23, 1996 between StarComm
                   Products Inc. and Franklin Telecommunications Corp.
         10.4*     Letter Agreement dated February 28, 1997 between Internet
                   Passport LLC and Franklin Telecommunications Corp.
         10.5*     Subscriber Agreement dated January 2, 1997 between
                   LaserVend, Inc and Franklin Telecommunications Corp.
         10.6*     Subscriber Agreement dated January 28, 1997 between A-Online
                   Information Services, Inc. and Franklin Telecommunications
                   Corp.
         10.7*     Subscriber Agreement dated January 17, 1997 between WebTV
                   Networks, Inc. and Franklin Telecommunications Corp.
         10.8*     Letter Agreement dated February 26, 1997 between CPR
                   Computer Repair, Inc. and Franklin Telecommunications Corp.
         10.9*     Letter Agreement dated December 2, 1996 between Number 1
                   Internet Services and Franklin Telecommunications Corp.
         10.10*    Warrant Agreement dated May 18, 1995 between M. H. Myerson &
                   Co. and Franklin Telecommunications Corp.
         10.11*    Form of Letter Agreement dated March 17, 1997 between M. H.
                   Myerson & Co. and Franklin Telecommunications Corp.
         10.12*    Form of Indemnity Agreement for all Directors of Franklin
                   Telecommunications Corp.
         10.13*    Memorandum of Understanding, dated March 13, 1997, between
                   Internet Passport and DigitalXPress LLC.
         10.14*    Agreement, dated May 16, 1997, between StarComm and Franklin
                   Telecommunications Corp.
         10.15*    Agreement, dated May 15, 1997, between Peak Technologies,
                   Inc. and Franklin Telecommunications Corp.
         10.16*    Form of Regulation D Subscription Agreement between Franklin
                   Telecommunications Corp. and certain purchasers of Series C
                   Preferred Stock.
         10.17*    Form of Series C Registration Rights Agreement between
                   Franklin Telecommunications Corp. and certain purchasers of
                   Series C Preferred Stock.
         10.18*    Form of Warrant issued to purchasers of Series C Preferred
                   Stock.
         10.19*    Form of Letter Agreement, dated January 23, 1998, among
                   Franklin Telecommunications Corp. and certain
                   warrantholders.
         16.1*     Letter from Corbin & Wertz, Certified Public Accountants.
         23.1      Consent of Corbin & Wertz, Certified Public Accountants.

        EXHIBIT
        NUMBER                             DESCRIPTIONS
        -------                            ------------
         23.2*     Consent of Haddan & Zepfel LLP (included as part of Exhibit
                   5.1).
         23.3      Consent of Singer, Lewak, Greenbaum & Goldstein LLP.
         27.1      Financial Data Schedule.

---------------
* Previously filed

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on October 9, 1998.

                                          FRANKLIN TELECOMMUNICATIONS CORP.

                                          By      /s/ FRANK W. PETERS
                                            ------------------------------------
                                                      Frank W. Peters
                                                         President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
(1) Principal Executive Officer

               /s/ FRANK W. PETERS                     Chief Executive Officer and a   October 9, 1998
-----------------------------------------------------  Director
                   Frank W. Peters

(2) Principal Financial and Accounting Officer

               /s/ THOMAS RUSSELL                      Chief Financial Officer and a   October 9, 1998
-----------------------------------------------------  Director
                   Thomas Russell

(3) Directors

              /s/ PETER S. BUSWELL*                    President and a Director        October 9, 1998
-----------------------------------------------------
                  Peter S. Buswell

               /s/ ROBERT S. HARP*                     Director                        October 9, 1998
-----------------------------------------------------
                   Robert S. Harp

*By:          /s/ FRANK W. PETERS
     ------------------------------------------------
                  Frank W. Peters,
                  Attorney-In-Fact

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                         DOCUMENT DESCRIPTION                          PAGE
-------                        --------------------                      ------------
  3.1*     Restated Articles of Incorporation of Franklin
           Telecommunications Corp.....................................
  3.2*     Bylaws of Franklin Telecommunications Corp. ................
  3.3*     Certificate of Determination of Preferences of Series C
           Preferred Stock.............................................
  5.1*     Opinion of Haddan & Zepfel LLP..............................
 10.1*     Employment Agreement, dated March 1, 1993 between Franklin
           Telecommunications Corp. and Frank W. Peters................
 10.2*     Confidential Agreement dated June 3, 1996 between Malibu
           Internet Services and Franklin Telecommunications Corp. ....
 10.3*     Joint Venture Agreement dated May 23, 1996 between StarComm
           Products Inc. and Franklin Telecommunications Corp. ........
 10.4*     Letter Agreement dated February 28, 1997 between Internet
           Passport LLC and Franklin Telecommunications Corp. .........
 10.5*     Subscriber Agreement dated January 2, 1997 between
           LaserVend, Inc and Franklin Telecommunications Corp. .......
 10.6*     Subscriber Agreement dated January 28, 1997 between A-Online
           Information Services, Inc. and Franklin Telecommunications
           Corp. ......................................................
 10.7*     Subscriber Agreement dated January 17, 1997 between WebTV
           Networks, Inc. and Franklin Telecommunications Corp. .......
 10.8*     Letter Agreement dated February 26, 1997 between CPR
           Computer Repair, Inc. and Franklin Telecommunications
           Corp. ......................................................
 10.9*     Letter Agreement dated December 2, 1996 between Number 1
           Internet Services and Franklin Telecommunications Corp. ....
 10.10*    Warrant Agreement dated May 18, 1995 between M. H. Myerson &
           Co. and Franklin Telecommunications Corp. ..................
 10.11*    Form of Letter Agreement dated March 17, 1997 between M. H.
           Myerson & Co. and Franklin Telecommunications Corp. ........
 10.12*    Form of Indemnity Agreement for all Directors of Franklin
           Telecommunications Corp. ...................................
 10.13*    Memorandum of Understanding, dated March 13, 1997, between
           Internet Passport and DigitalXPress LLC.....................
 10.14*    Agreement, dated May 16, 1997, between StarComm and Franklin
           Telecommunications Corp. ...................................
 10.15*    Agreement, dated May 15, 1997, between Peak Technologies,
           Inc. and Franklin Telecommunications Corp. .................
 10.16*    Form of Regulation D Subscription Agreement between Franklin
           Telecommunications Corp. and certain purchasers of Series C
           Preferred Stock.............................................
 10.17*    Form of Series C Registration Rights Agreement between
           Franklin Telecommunications Corp. and certain purchasers of
           Series C Preferred Stock....................................
 10.18*    Form of Warrant issued to purchasers of Series C Preferred
           Stock.......................................................
 10.19*    Form of Letter Agreement, dated January 23, 1998, among
           Franklin Telecommunications Corp. and certain
           warrantholders..............................................
 16.1*     Letter from Corbin & Wertz, Certified Public Accountants....

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                         DOCUMENT DESCRIPTION                          PAGE
-------                        --------------------                      ------------
 23.1      Consent of Corbin & Wertz, Certified Public Accountants.....
 23.2*     Consent of Haddan & Zepfel LLP (included as part of Exhibit
           5.1)........................................................
 23.3      Consent of Singer, Lewak, Greenbaum & Goldstein LLP.........
 27.1      Financial Data Schedule.....................................

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* Previously filed